Exhibit 10.1

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Section 240.24b-2.

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT (this “Agreement”) is entered into as of July 9, 2018 (the “Effective Date”), by and between BENITEC BIOPHARMA LIMITED, a company organized under the laws of Australia and having an address of Suite 1201, 99 Mount Street, North Sydney, NSW Australia (“Benitec”), and AXOVANT SCIENCES GMBH, a company organized under the laws of Switzerland and having an address of Viaduktstrasse 8, 4051 Basel, Switzerland (“Axovant”). Benitec and Axovant may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Benitec is a clinical-stage biopharmaceutical company that has identified and developed certain products and technologies related to gene therapy, including relating to DNA- directed RNA interference (“ddRNAi”), and owns or controls certain patents, know-how and data relating to such products and technologies;

WHEREAS, Benitec has researched and preclinically developed a modified AAV9 ddRNAi product known as BB-301 for the potential treatment of oculopharyngeal muscular dystrophy (“OPMD”);

WHEREAS, Axovant desires to obtain from Benitec, and Benitec desires to grant to Axovant, an exclusive worldwide license to develop, manufacture and commercialize products containing or based on BB-301, all subject to the terms and conditions of this Agreement; and

WHEREAS, the Parties wish to collaborate on the discovery, research and development of other products directed to genetically driven neurological diseases using Benitec’s technology, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Benitec and Axovant hereby agree as follows:

ARTICLE I
DEFINITIONS

[***]

“Accounting Standards” shall mean internationally recognized accounting principles (including IFRS, US GAAP, and the like), in each case, as generally and consistently applied by the applicable Selling Entity.

“Acquiree” has the meaning set forth in Section 14.2(b) (Assignment).

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“Acquisition” has the meaning set forth in Section 14.2(b) (Assignment).

“Additional VAT Amount” has the meaning set forth in Section 8.10(d) (VAT).

“Affiliate” means, with respect to a Party or a Third Party, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party or Third Party, as applicable, but for only so long as such control exists. As used in this definition of “Affiliate”, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) direct or indirect beneficial ownership of more than [***] (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.

“Allowable Expenses” shall have the meaning set forth in Exhibit B.

“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including MAAs) of or from any court, arbitrator, Regulatory Authority or Governmental Authority having jurisdiction over or related to the subject item.

“Auditor” has the meaning set forth in Section 8.12 (Audit Dispute).

“Axovant-Developed Collaboration IP” means (a) Collaboration Inventions created, discovered, conceived of or reduced to practice by Axovant independently of Benitec and Benitec’s Affiliates, (b) Collaboration Patents covering only the foregoing, and (c) Collaboration Know-How created or discovered by Axovant independently of Benitec and Benitec’s Affiliates.

“Axovant Commercial Credit” has the meaning set forth in Section 8.4(c) (Excess Costs).

“Axovant Fiscal Year” means the period from April 1 of a Calendar Year through March 31 of the following Calendar Year, provided that Axovant may change the time period for such Axovant Fiscal Year on [***] prior written notice to Benitec and the Parties shall, in such instance, make such appropriate adjustments to the reporting and other payment terms under this Agreement to accommodate such change.

“Axovant Indemnitee” has the meaning set forth in Section 11.1 (Indemnification by Benitec).

“Axovant Know-How” means all Know-How that Axovant or its Affiliates Control as of the Effective Date or during the Term that is necessary or reasonably useful for the Development, manufacture or Commercialization of Licensed Products in the Field in the Territory, including Axovant’s interest in the Collaboration Know-How.

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“Axovant Patents” means all Patents that Axovant or its Affiliates Control as of the Effective Date or during the Term that are necessary or reasonably useful for the Development, manufacture or Commercialization of any Compound or Licensed Product in the Field in the Territory, including Axovant’s interest in the Collaboration Patents.

“Axovant Technology” means the Axovant Know-How and the Axovant Patents.

“Bankruptcy Code” has the meaning set forth in Section 2.7 (Provisions for Insolvency).

“BB-301” or “BB-301 Compound” means (a) Benitec’s proprietary gene therapy construct which utilizes as its primary mechanism of action a viral vector to deliver and/or produce ddRNAi to silence expression of mutant PABPN1 and replace with wildtype PABPN1, and any modification, variant, or derivative thereof, and (b) any other compound, construct, composition or biological entity that is Covered or disclosed by the following Patents: [***].

“BB-301 Development Plan” means, the detailed plan to be agreed in writing by the Parties for the conduct of the BB-301 Retained Development Activities, including the budget, allocation of resources, timelines and desired criteria for BB-301 Products, as such plan may be modified by the Parties, as such plan may be modified in accordance with Section 4.1(a) (BB-301 Development Plan).

“BB-301 Development Plan Costs” means Benitec FTE Costs and Out-of-Pocket Costs incurred by Benitec in the conduct of BB-301 Retained Development Activities, in each case to the extent incurred in accordance with this Agreement and the BB-301 Development Plan (including budget).

“BB-301 Major Market” means individually, each of [***].

“BB-301 Product” means any product containing, comprising, consisting of or incorporating BB-301, in any form, presentation, formulation or dosage form.

“BB-301 Retained Development Activities” means, with respect to the Development of BB-301, those Development activities for which, as between the Parties, Benitec shall retain operational oversight and responsibility, as set forth in the BB-301 Development Plan. Unless otherwise agreed in writing by the Parties, the BB-301 Retained Development Activities shall mean Development activities related to (a) [***].

“BB-301-Royalty Term” means, with respect to a BB-301 Product, the period that commences upon the First Commercial Sale of such BB-301 Product in the United States and continues until the latest of (a) expiration of the last-to-expire Valid Claim of the Benitec Patents that Cover the manufacture, use, or sale of such BB-301 Product (or the Compound therein) in the United States; (b) ten (10) years after the First Commercial Sale of such BB-301 Product in the United States; and (c) expiration of Regulatory Exclusivity for such BB-301 Product in the United States.

“BB-301 Transfer Plan” has the meaning set forth in Section 2.4 (Transfer of Know-How and Materials for BB-301).

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“Benitec BB-301 Transfer Costs” has the meaning set forth in Section 2.4(d) (Transfer of Know-How and Materials for BB-301).

“Benitec Collaboration Program Transfer Costs” has the meaning set forth in Section 3.7(d) (Transfer of Know-How and Materials for Collaboration Programs).

“Benitec-Developed Collaboration IP” means (a) Collaboration Inventions created, discovered, conceived of or reduced to practice by Benitec independently of Axovant and Axovant’s Affiliates, (b) Collaboration Patents covering only the foregoing, and (c) Collaboration Know-How created or discovered by Benitec independently of Axovant and Axovant’s Affiliates.

“Benitec Fiscal Year” means the period from July 1 of a Calendar Year through June 30 of the following Calendar Year.

“Benitec FTEs” means FTEs who are employees of Benitec or any of its Affiliates directly engaged in performing activities under the BB-301 Development Plan or a Research Plan or Know-How or technology transfer activities pursuant to this Agreement.

“Benitec FTE Rate” means U.S. $[***] per Benitec FTE (which shall be prorated on the basis of $[***] per year, when calculating amounts due for partial years). The Benitec FTE Rate is “fully burdened” and will cover employee salaries and such facilities and equipment and other materials and services, including ordinary laboratory consumables, as they may use, such rates to be adjusted biennially (with the first of such adjustments to be made as of [***] and every other Calendar Year thereafter) with respect to the FTEs in a particular location, by the applicable CPI adjustment.

“Benitec Indemnitee” has the meaning set forth in Section 11.2 (Indemnification by Axovant).

“Benitec Know-How” means all Know-How that Benitec or its Affiliates Control as of the Effective Date or during the Term that is necessary or reasonably useful for the Development, manufacture or Commercialization of Compounds or Licensed Products in the Field in the Territory.

“Benitec Minimum Profit-Based Royalties” has the meaning set forth in Section 8.4(a) (Profit Based Royalty Percentage).

“Benitec Notice” has the meaning set forth in Section 8.10(b) (Tax Cooperation).

“Benitec Patents” means all Patents in the Territory that Benitec or its Affiliates Control as of the Effective Date or during the Term that are necessary or reasonably useful for the Development, manufacture or Commercialization of any Compound or Licensed Product in the Field in the Territory. The Benitec Patents existing as of the Effective Date are listed on Exhibit A.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

“Benitec Platform Patents” means all Benitec Patents that claim any Benitec Platform Technology [***]. The Benitec Platform Patents existing as of the Effective Date are specifically identified in Exhibit E.

“Benitec Platform Technology” means any Know-How of Benitec or any of its Affiliates relating to gene therapy, gene silencing and/or replacement, RNA interference (including ddRNAi) and related technologies, in each case that is of general utility and is not specific to any Collaboration Program, Scheduled Target, Collaboration Target, Compound or Licensed Product.

“Benitec Product Patents” has the meaning set forth in Section 9.2(c)(i) (Benitec Product Patents).

“Benitec Profit-Based Royalties” has the meaning set forth in Section 8.4(a) (Profit- Based Royalties Percentage).

“Benitec Step-In Right” has the meaning set forth in Section 9.2(c)(iii) (Benitec Product Patents).

“Benitec Technology” means the Benitec Know-How and the Benitec Patents.

“Benitec Technology Transfer Costs” has the meaning set forth in Section 6.2 (Manufacturing Technology Transfer).

“Business Day” means a day other than a Saturday, Sunday or a bank or other public holiday in Basel, Switzerland; New York, New York; or Sydney, Australia.

“Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.

“cGMP” means the then-current standards for good manufacturing practices, as required by the FDA and defined in the applicable FDA rules and regulations, or required by another applicable Regulatory Authority and as defined in such Regulatory Authority’s rules and regulations, that apply to the manufacture of a Compound or Licensed Product in the applicable jurisdiction, each as may be amended from time to time, including, as applicable, United States regulations set forth in Title 21 of the United States Code of Federal Regulations Parts 210 and 211 and the corresponding regulations of any other applicable Regulatory Authority.

“Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, fees, costs (including reasonable attorneys’ fees), and other expenses of any nature.

“CMC” means chemistry, manufacturing, and controls.

“CMO” means a Third Party contract manufacturing organization.

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“Collaboration Compound” means, for a Collaboration Program, any compound (including any peptide, protein or nucleic acid), construct, composition or biological entity directed to the Collaboration Target identified for such Collaboration Program and arising from the conduct of such Collaboration Program which meets the criteria for further Development set forth in the applicable Research Plan, and any modification, variant or derivative thereof.

“Collaboration Invention” means any Invention created, discovered, conceived of or reduced to practice, during the Term, by or on behalf of either Party or both Parties pursuant to a Research Plan or the BB-301 Development Plan.

“Collaboration IP” means Collaboration Patents and Collaboration Know-How. “Collaboration Know-How” means any Know-How created or discovered, during the Term, by or on behalf of either Party or both Parties pursuant to a Research Plan or the BB-301 Development Plan.

“Collaboration Patent” means any Patent disclosing or Covering a Collaboration Invention.

“Collaboration Product” means any product containing, comprising, consisting of or incorporating a Collaboration Compound, in any form, presentation, formulation or dosage form.

“Collaboration Program” means a program to be undertaken by the Parties pursuant to ARTICLE III (Collaboration Programs) directed to the discovery and Development of one or more gene therapy products directed against the Collaboration Target for such Collaboration Program and utilizing ddRNAi, gene replacement, silence and replace therapy, or other related technologies for the treatment, prevention and diagnosis of a particular genetic neurological disorder, disease or condition.

“Collaboration Program Transfer Plan” has the meaning set forth in Section 3.7(a) (Transfer of Know-How and Materials for Collaboration Programs).

“Collaboration Target” means, with respect to a Collaboration Program, the gene target that is the subject of such Collaboration Program and to which Collaboration Products arising from such Collaboration Program are directed.

“Combination Product” means any (a) Licensed Product comprising a Compound and at least one other active compound or ingredient, either formulated together (e.g., as a fixed dose combination, co-formulated or co-packaged combination or other concomitant or sequential therapy or use thereof) or packaged together or (b) Licensed Product sold together with a Delivery System (whether or not co-packaged), and in each of case (a) and (b), sold for a single price.

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“Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval necessary or helpful in order to promote, market, sell and distribute (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering Licensed Products to customers) Licensed Products in the Territory, including: (a) sales force efforts, detailing, advertising, medical education, planning, marketing, sales force training, sales and distribution, pricing and price reporting; reimbursement by public and private third party payers; and (b) scientific and medical affairs. For clarity, Commercialization does not include any Development activities, whether conducted before or after Regulatory Approval. “Commercialize”, “Commercialized”, and “Commercializing” have correlative meanings.

“Commercially Reasonable Efforts” means, (a) with respect to a Party’s obligations under this Agreement relating to the conduct of a Research Plan, BB-301 Development Plan or other Development or Commercialization activities relating to Compounds and Licensed Products, those efforts and resources that are consistent with the exercise of customary scientific and business practices that a company within the pharmaceutical or biopharmaceutical industry similarly situated to such Party would expend for development, regulatory, manufacturing and commercialization activities conducted with respect to products at a similar stage of development or commercialization and having similar commercial potential, taking into account all relevant factors, and (b) with respect to the efforts to be expended by a Party with respect to any objective or activity other than those described in clause (a), those reasonable, good faith efforts to accomplish such objective or perform such activity as such Party would normally use to accomplish a similar objective under similar circumstances. With respect to clause (a), the Parties hereby agree that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the aforementioned attributes and potential of the applicable Compound(s) and Licensed Product(s).

“[***]” has the meaning set forth in [***].

“Compound” means any BB-301 Compound or Collaboration Compound.

“Confidential Information” of a Party means all Know-How, materials, and other proprietary scientific, marketing, financial, or commercial information that is: (a) disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing, or in electronic form; or (b) learned by the other Party pursuant to this Agreement. The existence and terms of this Agreement are the Confidential Information of both Parties. All information disclosed by or on behalf of a Party under the Confidentiality Agreement shall be deemed the Confidential Information of such Party under this Agreement. Notwithstanding anything herein to the contrary, but subject to Section 13.3(a)(iii) (Effect of Termination), Benitec Know-How that is solely related to a Compound or a Licensed Product will be Axovant’s Confidential Information.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement between Benitec and Axovant Sciences, Inc., dated June 14, 2018.

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“Control” or “Controlled” means, with respect to any Know-How, materials, Patents or other intellectual property rights, the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant access, a license or a sublicense of or under such Know-How, materials, Patents or other intellectual property rights to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

“Cover” means, with respect to a product and a claim of a Patent, that such claim would be infringed, absent a license, by the manufacture, use, offer for sale, sale or importation of such product (with claims of patent applications to be treated as if issued as then pending). “Covered” and “Covering” have correlative meanings.

“CPI” means (a) with respect to FTEs in the United States the Consumer Price Index – All Urban Consumers, 1982-84=100, by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index) or (b) an equivalent index in a foreign country applicable to FTEs in such country, accounting if possible for the area in such country where the personnel are located.

“[***]” means the [***].

“Data” means any and all scientific, technical and test data pertaining to the Compounds or Licensed Products, including research data, pharmacology data, CMC data (including analytical and quality control data and stability data), pre-clinical and non-clinical data, clinical data or submissions made in association with an IND or MAA with respect to any Compound or Licensed Product, in each case that is Controlled by a Party or its Affiliates.

“ddRNAi” has the meaning set forth in the Recitals.

“Delivery System” means any delivery system comprising equipment, instrumentation, one (1) or more devices, or other components designed to assist in the administration of a Licensed Product.

“Develop” means all actions directed to obtaining, maintaining or expanding Regulatory Approval(s) for a Compound or Licensed Product, including to research, develop (including clinical, non-clinical and CMC development), analyze, test and conduct preclinical, clinical and all other regulatory trials for a Compound or a Licensed Product, including all post-approval clinical trials, as well as all related regulatory activities and any and all activities pertaining to new indications, pharmacokinetic studies and all related activities including work on new formulations, new methods of treatment and CMC activities including new manufacturing methods. “Developing” and “Development” have correlative meanings.

“Disclosing Party” has the meaning set forth in Section 12.1(a) (Duty of Confidence).

“Dollar” means United States dollars and “$” shall be interpreted accordingly.

“EMA” means the European Medicines Agency or any successor agency thereto.

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“Excluded Claim” has the meaning set forth in Section 14.9(g) (Dispute Resolution).

“Existing Agreements” has the meaning set forth in Section 10.4(l) (Additional Benitec Representations, Warranties and Covenants).

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“Field” means the treatment, prevention and diagnosis of any and all human diseases, disorders and conditions.

“First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale by or on behalf of a Selling Entity to a Third Party for end use or consumption of a Licensed Product in a given country in the Territory after Regulatory Approval has been granted with respect to such Licensed Product in such country.

“Fiscal Quarter” means each of the following three (3)-month periods during each Fiscal Year: April 1 through June 30; July 1 through September 30; October 1 through December 31; and January 1 through March 31; provided that the first Fiscal Quarter shall commence on the Effective Date and end on September 30, 2018.

“Fiscal Year” means an Axovant Fiscal Year or Benitec Fiscal Year, as applicable.

“FTE” means a full-time employee equivalent, consisting of [***] person hours of effort per year, from one individual (or aggregated for more than one individual).

“Generic Competition” means, on a Licensed Product-by-Licensed Product and country- by-country basis, that, in a given Fiscal Quarter, one or more Third Parties is selling a Generic Product to such Licensed Product in such country where the unit sales of all Generic Products for such Licensed Product in such country in such Fiscal Quarter equal or exceed [***] of the sum of unit sales of such Licensed Product and all such Generic Products in such country in such Fiscal Quarter.

“Generic Product” means, with respect to a particular Licensed Product that holds a Regulatory Approval, any biological drug product sold by a Third Party (which may be called, for example, a “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “interchangeable product,” “similar biological medicinal product,” or “biosimilar product”) approved by way of an abbreviated regulatory mechanism by the Regulatory Authority in the Territory, but limited, in each case, to a biological product that (a) has not been licensed by Axovant or its Affiliates to such Third Party in the Territory, and (b) in the Territory, has received an equivalency determination by the applicable Regulatory Authority that the product is interchangeable with the Licensed Product with a Regulatory Approval, such that the product may be substituted for the Licensed Product without the intervention of the health care provider who prescribed such Licensed Product under Applicable Law.

“GLP” means the then-current standards for good laboratory practice, as required by the FDA and defined in 21 C.F.R. Part 58 or the successor thereto.

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“GLP Toxicity Study(ies)” means a toxicology study commenced using GLP grade Collaboration Product in an animal model to determine toxicology of said Collaboration Product, as defined in the relevant Research Plan for such Collaboration Product.

“Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

“[***]” means that certain [***].

“IND” means an application submitted to a Regulatory Authority in any country to initiate human clinical investigations or trials with respect to a product or therapy, including an investigational new drug application or any successor application or procedure filed with the FDA, or any foreign equivalent thereof, and all supplements and amendments that may be filed with respect to the foregoing.

“Indemnified Party” has the meaning set forth in Section 11.3 (Indemnification Procedure).

“Indemnifying Party” has the meaning set forth in Section 11.3 (Indemnification Procedure).

“Initial Selection Period” has the meaning set forth in Section 2.6 (Exclusivity).

“Initiation” means, with respect to a clinical trial, the first dosing of the first subject in such clinical trial.

“Insolvency Event” has the meaning set forth in Section 13.2(c) (Termination for Bankruptcy).

“Invention” means any process, method, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is made, generated, conceived or otherwise invented as a result of a Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents or independent contractors, including all rights, title and interest in and to the intellectual property rights therein.

“JAMS Rules” has the meaning set forth in Section 14.9(b) (Dispute Resolution).

“Jointly-Developed Collaboration IP” means all Collaboration Inventions, Collaboration Patents and Collaboration Know-How that are developed jointly by the Parties (or their Affiliate(s)) (i.e., that are neither Axovant-Developed Collaboration IP nor Benitec-Developed Collaboration IP).

“JRC” has the meaning set forth in Section 4.6 (Joint Research Committee).

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“Know-How” means any information, discoveries, compounds, compositions, formulations, formulas, inventions, dosage regimens, practices, procedures, processes, methods, knowledge, know-how, trade secrets, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Governmental Authority or patent office, Data, assays, chemical formulations, specifications, material, product and other samples, physical, chemical and biological materials and compounds, and the like, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, whether or not patentable or copyrightable, but in all cases excluding any Patents.

“Knowledge” means, when used in connection with Benitec or Axovant, with respect to any matter in question, the actual knowledge of, in the case of Benitec, [ ***], and in the case of Axovant, [***], in each case, following reasonable inquiry as to such matter.

“Licensed Product” means (a) any BB-301 Product and (b) any Collaboration Product.

“[***]” means [***].

“MAA” means an application to the appropriate Regulatory Authority for approval to market for commercial sale a Licensed Product (but excluding Pricing Approval) in a country, including (a) a new drug application submitted to the FDA pursuant to Section 505(b) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 355(b) (an “NDA”); (b) a biologics license application submitted to the FDA pursuant to the Public Health Service Act, 42 U.S.C. § 262 (a “BLA”), or (c) an application for authorization to market and/or sell a drug product submitted to a Regulatory Authority in a country other than the U.S., in each case ((a), (b) or (c)), including all amendments and supplements thereto.

“Major Market” means each of [***].

“Marks” has the meaning set forth in Section 9.9 (Trademarks).

“Net Losses” means, [***].

“Net Profits” means, [***].

“Net Sales” means: [***].

[***]:

(i)	[***];

(ii)	[***]; and

(iii)	[***].

(iv)	[***].

“OPMD” has the meaning set forth in the Recitals.

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“Other Party” has the meaning set forth in Section 12.9 (Reporting of Financial Information).

“Out-of-Pocket Costs” means [***].

“PABPN1” means poly(A) binding protein nuclear 1 (HGNC ID:8565 / Entrez Gene:8106).

“Patents” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, and (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, any and all patents or certificates of invention issuing thereon, and any and all reissuances, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

“Phase 2 Clinical Trial” means a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or any amended or successor regulations) or any equivalent regulations in other countries in the Territory, regardless of where such clinical trial is conducted.

“Phase 3 Clinical Trial” means a human clinical trial that would satisfy the requirements for a Phase 3 study, as defined by the applicable Regulatory Authority responsible for granting the IND for such study in the applicable country, including, with respect to the United States and the FDA, as defined in 21 CFR § 312.21(c) (or any amended or successor regulations).

“Phase 4 Clinical Trial” means a human clinical trial of a product conducted after Regulatory Approval of such product has been obtained from an appropriate Regulatory Authority in the country in which such trial is to be conducted (including post-approval studies), which trial (a) is not conducted due to a request or requirement of a Regulatory Authority (a “Voluntary Phase 4 Clinical Trial”), or (b) is conducted due to a request or requirement of a Regulatory Authority, and, in each case ((a) and (b)), is not a Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial. A Phase 4 Clinical Trial may include epidemiological studies, modeling and pharmacoeconomic studies, “post-marketing surveillance trials” and investigator-sponsored clinical trials, but excludes clinical trials conducted for the purposes of label expansion or initial Regulatory Approval.

“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency or any successor entity thereto.

“Pricing Approval” means an approval, agreement, determination or decision by a Governmental Authority establishing prices for a Licensed Product in a country, but only with respect to a country where such approval, agreement, determination or decision is reasonably necessary to make commercial sales of such Licensed Product.

“Product Infringement” has the meaning set forth in Section 9.4(a) (Notice).

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“Profit-Based Royalties” has the meaning set forth in Section 8.4 (Profit-Based Royalties for BB-301 Products).

“Profit-Based Royalties Percentage” has the meaning set forth in Section 8.4 (Profit- Based Royalties for BB-301 Products).

“Prosecution and Maintenance” has the meaning set forth in Section 9.2 (Patent Prosecution and Maintenance) and “Prosecute and Maintain” shall have its correlative meaning.

“Public Official or Entity” means any: (a) officer or employee of a Governmental Authority or of a public international organization, or any person acting in an official capacity for or on behalf of such person; (b) officer, employee or person acting in an official capacity on behalf of a political party; (c) candidate for political office; (d) officer or employee of a government- owned or government-controlled entity or company, including public stock companies in which the majority shareholders are government-owned or government-controlled entities or companies, regardless of the officer’s or employee’s rank or title; (e) uncompensated honorary officials who have influence in the award of business; (f) members of royal families; (g) any entity hired to review or accept bids for a Governmental Authority; (h) officials, whether elected, appointed or under a contract, permanent or temporary, who hold a legislative, administrative, or judicial position of any kind in a country or territory; (i) person who performs public functions in any branch of the national, local, or municipal governments of a country or territory or who exercises a public function for any public agency or public enterprise of such country or territory; (j) executive, officer, agent or employee acting in a business (even if privately owned) providing a service to the general public; or (k) immediate family members of any of the persons listed above. An immediate family member is a parent, spouse, significant other, child, or sibling.

“Received Amounts” means [***].

“Receiving Party” has the meaning set forth in Section 12.1(a) (Duty of Confidence).

“Regulatory Approval” means all approvals, including Pricing Approvals and MAAs, that are necessary for commencing any commercial sale of a Licensed Product in a given country.

“Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for Licensed Products, including the FDA, the EMA, the PMDA, and any corresponding regulatory authorities.

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“Regulatory Documentation” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications and authorizations (or waivers), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all reports and documentation in connection with studies and tests (including study reports and study protocols, and copies of all interim study analysis), and all Data contained in any of the foregoing, with respect to the testing, Development, manufacture or Commercialization of any Licensed Product, including any IND, NDA, MAA, Regulatory Approval, manufacturing data and drug master files.

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical product other than Patents, including orphan drug exclusivity, market exclusivity, data exclusivity, or pediatric exclusivity.

“Remedial Action” has the meaning set forth in Section 5.4 (Remedial Actions).

“Reporting Party” has the meaning set forth in Section 12.9 (Reporting of Financial Information).

“Research Plan” means, for each Collaboration Program, the detailed plan agreed in writing by the Parties for the conduct of such Collaboration Program, including the indication(s) of interest, budget, allocation of resources, timelines and desired criteria for Collaboration Compounds arising from such Collaboration Program covering the activities to be performed from Collaboration Target nomination through the Initiation of GLP Toxicity Studies, as such plan may be modified in accordance with Section 3.2 (Research Plans). The Parties do not intend that any Research Plan will cover IND-enabling studies, unless otherwise agreed in writing by the Parties.

“Research Plan Costs” means Benitec FTE Costs and Out-of-Pocket Costs incurred by Benitec in the conduct of Development activities in accordance with the Research Plan, in each case to the extent incurred in accordance with this Agreement and the applicable Research Plan (including budget).

“[***]” means, collectively [***].

“Royalty Term” has the meaning set forth in Section 8.5(b) (Royalty Term).

“Sale Transaction” has the meaning set forth in Section 14.2(a) (Assignment).

“Scheduled Target” means any gene target set forth on Exhibit C.

“SEC” has the meaning set forth in Section 12.7(a) (Disclosure to the SEC).

“Selling Entity” means Axovant, its Affiliates and Sublicensees.

“[***]” has the meaning [***] as of the Effective Date.

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“[***]” has the meaning set forth in Section [***].

“Sublicense” means a license or sublicense to Develop, make, use, import, promote, offer for sale or sell any Compound or any Licensed Product.

“Sublicensee” means a Third Party to whom Axovant or its Affiliates has granted a Sublicense in accordance with the terms of this Agreement.

“Tax” or “Taxes” means any (a) all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges in the nature of a tax (and all interest and penalties thereon and additions thereto imposed by any Governmental Authority), including all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with all interest, penalties and additions thereto imposed with respect to such amounts, in each case whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group; and (c) any liability for the payment of any amounts as a result of being party to any tax sharing agreement or arrangement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Term” has the meaning set forth in Section 13.1 (Term).

“Territory” means worldwide.

“Third Party” means any entity other than Benitec or Axovant or an Affiliate of Benitec or Axovant.

“[***]” has the meaning set forth in Section [***].

“[***]” has the meaning set forth in Section [***].

“Transfer Tax” has the meaning set forth in Section 8.10(e) (Transfer Tax).

“Unavailable Target” means a gene target other than the Scheduled Targets with respect to which, at the relevant time, (a) Benitec has granted rights to a Third Party, or owes obligations to a Third Party, which rights or obligations are inconsistent with the rights Axovant would have, and the obligations Benitec would have, under this Agreement if such Target were to become a Collaboration Target, provided that Benitec’s entering into the applicable arrangement with such Third Party was not a breach of Benitec’s obligations under this Agreement; or (b) [***].

“United States” or “U.S.” means the United States of America, including its territories and possessions.

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“Valid Claim” means a claim of (a) an issued and unexpired Patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; or (b) a pending Patent application that has not been finally abandoned or finally rejected or expired and which has been pending for no more than [***] years from the date of filing of the earliest priority Patent application to which such pending Patent application is entitled to claim benefit.

“VAT” means value added tax, goods and services tax, sales tax or other similar tax. For the avoidance of doubt, “VAT” shall include Australian Goods and Services Tax.

“VAT-Exclusive Consideration” has the meaning set forth in Section 8.10(d) (VAT).

ARTICLE II
LICENSE GRANTS

2.1    Licenses to Axovant. Subject to the terms and conditions of this Agreement, Benitec hereby grants to Axovant an exclusive (even as to Benitec, subject to Section 2.3(a) (Rights Retained by Benitec; License to Benitec)), royalty-bearing license, with the right to grant Sublicenses including through multiple tiers only in accordance with and to the extent permitted by Section 2.2 (Sublicense Rights), under the Benitec Technology to research, Develop, make, have made, use, distribute, sell, offer for sale, have sold, import, export and otherwise Commercialize Licensed Products in the Field in the Territory.

2.2    Sublicense Rights. Subject to the terms of this Section 2.2 (Sublicense Rights), Axovant may grant Sublicenses of the licenses granted in Section 2.1 (Licenses to Axovant) through multiple tiers to Affiliates of Axovant or to any Third Parties without the prior written consent of Benitec. Notwithstanding the foregoing, each such sublicense to a Third Party shall be granted only pursuant to written agreements that (a) do not purport to grant to the sublicensee any greater or broader rights or licenses under the Benitec Technology than those granted to Axovant under this Agreement, (b) obligate the sublicensee to comply with the restrictions applicable to Axovant relating to the Benitec Technology and all licenses granted under this Agreement, as applicable to the activities of the relevant Sublicensee, and (c) bind the sublicensee to confidentiality obligations at least as protective of Confidential Information as ARTICLE XII. Axovant shall be responsible and liable for the acts and omissions of each of its sublicensees as if such acts and omissions are Axovant’s own. Axovant shall provide Benitec with written notice of any sublicense to any Third Party (other than a sublicense to a subcontractor described in Section 4.5 (Axovant Subcontractors)) [***] and shall provide a complete copy of the Sublicense agreement to Benitec at such time; provided, however, that Axovant may redact any confidential or proprietary information contained therein that is not reasonably necessary for Benitec to determine compliance with this Agreement. For clarity, Axovant may not redact information reasonably necessary for Benitec to determine the value of any payment owed to Benitec (to the extent such disclosure is not prohibited by any existing contractual or legal obligation binding on Axovant). For clarity, any information provided by Axovant to Benitec under this Section 2.2 (Sublicense Rights) shall be the Confidential Information of Axovant. [***].

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2.3    Rights Retained by Benitec; License to Benitec.

(a)    Notwithstanding anything to the contrary in this Agreement, Benitec retains (i) the right under the Benitec Technology to itself research, Develop and use Licensed Products in the Field in the Territory solely as necessary to perform its obligations under this Agreement, and
(ii) all right, title and interest in and to the Benitec Technology that is not expressly licensed by Benitec to Axovant pursuant to Sections 2.1 (Licenses to Axovant) and 2.2 (Sublicense Rights).

(b)    Axovant hereby grants to Benitec a non-exclusive, worldwide, royalty-free, sublicensable (through multiple tiers) (solely in accordance with the following sentence) license under all Axovant Technology solely to the extent necessary for Benitec to perform its obligations under the BB-301 Development Plan or each applicable Research Plan. The foregoing license grant may be sublicensed solely to permitted service providers performing services on behalf of Benitec to comply with its obligations hereunder as provided in Section 3.1 (General; Target Selection; Encumbrances).

(c)    [***].

2.4	Transfer of Know-How and Materials for BB-301.

(a)    Promptly following the Effective Date, the Parties shall agree in writing on a plan for the transfer of Benitec Know-How (including the Data therein) by Benitec or its Affiliate(s) including certain tangible materials Controlled by Benitec as of the Effective Date relating to BB-301 to Axovant, an outline of which is attached hereto as Exhibit 2.4 (the “BB-301 Transfer Plan”). As soon as practical and pursuant to the BB-301 Transfer Plan, Benitec shall (itself or through its Affiliate(s)) commence disclosing and making available to Axovant the Benitec Know-How and materials listed in the BB-301 Transfer Plan and all additional Benitec Know-How required or reasonably useful in connection with the Development of the BB-301 Compound, according to the timeline set forth in the BB-301 Transfer Plan, and Benitec shall use Commercially Reasonable Efforts to complete such transfer no later than [***] after the Effective Date. The Parties shall cooperate with each other in good faith to enable a smooth transfer of such Benitec Know-How to Axovant. Upon Axovant’s reasonable request, Benitec shall provide reasonable technical assistance, including making appropriate personnel available to Axovant at reasonable times, places, and frequency, and upon reasonable prior notice, for the purpose of assisting Axovant to understand and use the Benitec Know-How in connection with Axovant’s Development and manufacture of BB-301 Products, which shall include using Commercially Reasonable Efforts to cause its contract manufacturers or other providers to provide reasonable assistance in connection with the same.

(b)    If (i) one or both Parties become aware of Benitec Know-How relating to BB- 301 that was Controlled by Benitec as of the Effective Date but was not transferred to Axovant; or

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(ii) one or both Parties become aware of Benitec Know-How relating to BB-301 that first came within the Control of Benitec after the Effective Date; then, in each case of (i) and (ii), Benitec shall (itself or through its Affiliate(s)) promptly upon identifying any such Benitec Know-How disclose and transfer such Benitec Know-How (including tangible materials relating thereto) to Axovant, and Benitec shall provide reasonable technical assistance, including making appropriate personnel available to Axovant at reasonable times, places, and frequency, and upon reasonable prior notice, for the purpose of assisting Axovant to understand and use such Benitec Know-How in connection with Axovant’s Development and manufacture of BB-301 Compounds and BB-301 Products.

(c)    Benitec shall, at Axovant’s request, use Commercially Reasonable Efforts to make such introductions and facilitate discussions with CMOs, contract research organizations and other Third Parties that have performed services related to BB-301 on behalf of Benitec in order for Axovant to evaluate and potentially contract for such Third Parties’ services, to the extent such evaluation and potential contracting relates to BB-301. Subject to the foregoing, Benitec shall use (itself or through its Affiliate(s)) Commercially Reasonable Efforts to transfer the work for BB- 301 Compounds by Third Parties that is on-going as of the Effective Date, as described in Schedule 10.4(m), to Axovant, either by assignment of the relevant contract to Axovant or its Affiliate promptly following the Effective Date or consenting to the transfer of such work (including any data and materials) to Axovant or its Affiliate under a separate contract between Axovant or its Affiliate and the applicable Third Party.

(d)    Axovant will reimburse and pay Benitec for its time incurred in performing its obligations under this Section 2.4 (Transfer of Know-How and Materials for BB-301) at the Benitec FTE Rate; provided, however, that the first [***] Benitec FTE hours provided under this Section 2.4 (Transfer of Know-How and Materials for BB-301) shall be free of charge. The following costs and fees for the assistance described in this Section 2.4 (Transfer of Know-How and Materials for BB-301) shall be reimbursed and paid by Axovant pursuant to Section 8.2(c) (Reimbursement of Benitec BB-301 Transfer Costs): (i) the amounts actually paid by Benitec to Third Parties, including vendors or contractors, for services or materials provided by them in furtherance of such assistance, as well as any penalties or termination fees paid as a result of Section 2.4(c) (Transfer of Know-How and Materials for BB-301), and (ii) the product of the Benitec FTE Rate multiplied by the number of Benitec FTE hours provided in excess of the above- referenced free [***], in each case of (i) and (ii) that are directly related to the assistance provided by Benitec or its Affiliate pursuant to this Section 2.4 (Transfer of Know-How and Materials for BB-301) (collectively, the “Benitec BB-301 Transfer Costs”). The Benitec BB-301 Transfer Costs shall be reimbursed by Axovant in accordance with Section 8.2(c) (Reimbursement of Benitec BB-301 Transfer Costs).

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(e)    Third Party Consents. The Parties acknowledge that the transfer of certain Benitec Know-How related to the manufacture of Licensed Products, including chemistry, cell line technology, manufacturing and controls information and other biologic manufacturing and process development technology may be subject to the consent of [***] or other Third Party contract manufacturers. Promptly following the Effective Date, Benitec shall use diligent efforts to obtain such consent from [***] or such other contractors as soon as practicable and, if consent is obtained, then upon obtaining such consent, shall (itself or through its Affiliate(s)) transfer such manufacturing-related Benitec Know-How to Axovant (or its designee) to enable Axovant (or its designee) to manufacture Licensed Products, provided that Axovant shall reasonably cooperate with Benitec in connection with such consent and transfer, including by providing information requested by [***] or such other contractors and agreeing to reasonable covenants that [***] or such other contractors may require to protect their respective interests in connection with such transfer. Axovant shall have no obligation to reimburse Benitec for any amounts that may be owed to [***] or such other contractors in connection with obtaining consents therefrom.

2.5    No Implied Licenses. Other than as expressly set forth in this Agreement, neither Party grants any licenses to the other Party hereunder. Except as expressly set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How or other intellectual property owned or controlled by the other Party.

2.6	Exclusivity.

(a)    Target Exclusivity. During the Term, but subject to Section 13.3(a)(ii) (Effect of Termination), Benitec shall not conduct, itself or through an Affiliate or Third Party, and shall not enable a Third Party to conduct, any pre-clinical or clinical development, manufacture, promotion, or commercialization of any compound, construct, composition or biological entity, regardless of modality directed to (i) any Collaboration Target for which Axovant is then developing a Collaboration Compound, or (ii) PABPN1.

(b)    Selection Period Exclusivity. Without limiting Section 2.6(a) (Target Exclusivity), Benitec shall not for a period of [***] following the Effective Date (the “Initial Selection Period”) commence or engage in any partnering discussions or initiate any new internal development activities, in either case, with respect to any research or development program directed to a gene target that, as of the Effective Date is not an Unavailable Target, without first providing Axovant notice of the identity of such gene target and providing Axovant with the opportunity to select such Target as a Collaboration Target under this Agreement.

(c)    Acknowledgment. Each Party recognizes that the restrictions contained in this Section 2.6 (Exclusivity) are properly required for the adequate protection of the Parties’ rights hereunder, and agree that if any provision in this Section 2.6 (Exclusivity) is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such restrictions shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be permissible and enforceable.

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2.7	Provisions for Insolvency.

(a)    365N. All licenses now or hereafter granted under or pursuant to this Agreement, including, for the avoidance of doubt, the licenses granted pursuant to Sections 2.1 (Licenses to Axovant) and 2.3 (Rights Retained by Benitec; License to Benitec), are, for all purposes of Section 365(n) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code. Upon the occurrence of any Insolvency Event with respect to a Party, the Parties agree that the other Party, as licensee of such licenses under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code with respect to such licenses. Without limiting the generality of the foregoing, Benitec and Axovant intend and agree that any sale of a Party’s assets under Section 363 of the Bankruptcy Code shall be subject to the other Party’s rights under Section 365(n), that a Party cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of such Party’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of such Party. Further, each Party agrees and acknowledges that all payments by Axovant to Benitec hereunder, other than the milestone payments pursuant to Section 8.3 (Milestone Payments), the profit-based royalty payments pursuant to Section 8.4 (Profit-Based Royalties for BB-301 Products) and the royalty payments pursuant to Section 8.5 (Royalty Payments for Collaboration Products), do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. Each Party shall, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all intellectual property licensed pursuant to this Agreement. Benitec and Axovant acknowledge and agree that “embodiments” of intellectual property within the meaning of Section 365(n) include laboratory notebooks, cell lines, vectors, reagents, assays, product samples and inventory, research studies and data, Regulatory Documentation and Regulatory Approvals. If (i) a case under the Bankruptcy Code is commenced by or against a Party, (ii) this Agreement is rejected as provided in the Bankruptcy Code, and (iii) the other Party elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall:

(A)    provide to the other Party all such intellectual property (including all embodiments thereof) held by such Party and such successors and assigns, or otherwise available to them, immediately upon the other Party’s written request. Whenever such Party or any of its successors or assigns provides to the other Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 2.7 (Provisions for Insolvency), the other Party shall have the right to perform such Party’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by the other Party shall release such Party from liability resulting from rejection of the license or the failure to perform such obligations; and

(B)    not interfere with the other Party’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.

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(b)    Cumulative Remedies. All rights, powers and remedies of the other Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to such Party. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under Bankruptcy Code Section 365(n):

(i)the right of access to any intellectual property (including all embodiments thereof) of such Party, or any Third Party with whom such Party contracts to perform an obligation of such Party under this Agreement, and, in the case of the Third Party, which is necessary for the manufacture, use, sale, import or export of Licensed Products; and

(ii)the right to contract directly with any Third Party to complete the contracted work.

ARTICLE III
COLLABORATION PROGRAMS

3.1    General; Target Selection; Encumbrances. During the Term, the Parties will collaborate on, and Axovant will pursue and fund as required under this Agreement (in accordance with the budget set forth in the relevant Research Plan and Section 8.2 (Reimbursement of Benitec Costs)), [***] five (5) Collaboration Programs, each targeting a different Collaboration Target, in accordance with the terms of this ARTICLE III (Collaboration Programs). As of the Effective Date, Axovant has identified the five (5) gene targets that it believes will be suitable as subjects for a Collaboration Program, which are identified as the Scheduled Targets hereunder on Exhibit C attached hereto. At the conclusion of the Initial Selection Period, Axovant shall confirm in writing the five (5) Collaboration Targets to which each of five (5) Collaboration Programs will be directed, which for clarity may differ from the Scheduled Targets on Exhibit C as of the Effective Date. With respect to any Research Plan, if any Third Party intellectual property that has been licensed to Benitec or its Affiliates is proposed by Benitec for use in the Collaboration Program to which such Research Plan relates, Benitec shall disclose all terms related to the use (including prosecution and enforcement rights) of such intellectual property (other than financial terms for which Benitec shall remain solely responsible) in writing to Axovant prior to the execution of the Research Plan therefor. Benitec will not subcontract any work under any Research Plan or the BB-301 Development Plan to any Third Party except with Axovant’s prior written consent, which will not be unreasonably withheld.

3.2    Research Plans. Promptly following Axovant’s confirmation of the initial Collaboration Targets pursuant to Section 3.1 (General; Target Selection; Encumbrances), the Parties shall negotiate in good faith to agree in writing upon a Research Plan for each Collaboration Program. Without limiting Sections 3.4 (Failed Collaboration Products; Substitute Targets and Substitute Products) or 3.5 (Termination of Research Plan for Cause), the Parties shall cooperate in good faith to modify and update each Research Plan from time to time, as appropriate upon mutual agreement. Each Party shall use Commercially Reasonable Efforts to conduct its efforts under and in accordance with the applicable Research Plan, and shall comply with all Applicable Laws in connection with its conduct of such Research Plan, and, in the case of Benitec, secure audit rights from each vendor performing work under such Research Plan in a scope reasonably acceptable to Axovant.

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3.3    Costs. Axovant shall reimburse Benitec for its Research Plan Costs incurred after the Effective Date in connection with the conduct of each Research Plan (including Benitec FTEs at the Benitec FTE Rate) in accordance with the budget set forth in such Research Plan and Section 8.2 (Reimbursement of Benitec Costs). Except as set forth in the preceding sentence and in Section 8.2 (Reimbursement of Benitec Costs), each Party shall bear its own costs and expenses incurred in connection with its performance of any Research Plan and Collaboration Program.

3.4    Failed Collaboration Products; Substitute Targets and Substitute Products.

(a)    Axovant shall promptly notify Benitec in writing of any Collaboration Program under which, in Axovant’s good faith determination, it is either (i) not technically feasible (including due to safety issues) to generate successful Collaboration Products under the then- current state of the art, or (ii) not commercially viable to Develop or Commercialize Collaboration Products arising from such Collaboration Program (such written notice, a “Failure Notice” and the gene target of such Collaboration Program, a “Failed Target”). If, notwithstanding the delivery of a Failure Notice, Benitec believes in good faith that the generation of viable Collaboration Products arising from the relevant existing Collaboration Program is technically feasible, then Benitec shall so notify Axovant in writing (an “Objection Notice”) within [***] following receipt of such Failure Notice and the Parties shall promptly meet and discuss in good faith whether such Collaboration Product is technically feasible or commercially unviable. Axovant shall advise Benitec in writing of its final decision as to whether such Collaboration Target is a Failed Target within [***] following its receipt of such notice from Benitec, or such longer period as the Parties may agree in writing. If Benitec does not provide Axovant with an Objection Notice as set forth above, then such Collaboration Program shall be deemed to be a “Failed Program” commencing [***] following Benitec’s receipt of a Failure Notice therefor. If Benitec does provide Axovant with an Objection Notice as set forth above and Axovant does not agree with Benitec following consultation with Benitec, then such Collaboration Program shall be deemed to be a Failed Program commencing [***] following Benitec’s receipt of a Failure Notice therefor or such longer period as the Parties may agree in writing.

(b)    Upon a Collaboration Program becoming a Failed Program: (i) all activities under this Agreement with respect to the Collaboration Program directed to the Failed Target shall cease; (ii) the licenses granted by Benitec to Axovant pursuant to Section 2.1 (Licenses to Axovant) shall terminate with respect to such Failed Program, and (iii) [***]

(c)    For any Failed Program, Axovant shall have the right, but not the obligation, to elect to select one (1) different gene target to replace the relevant Failed Target (such newly selected gene target, a “Substitute Target”), provided that (i) [***], and (ii) Axovant may not, without the consent of Benitec, elect as a Substitute Target any genetic target that is an Unavailable Target.

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(d)	Upon Axovant’s provision of a Substitution Notice for a given Failed Target,
(i) all activities under this Agreement with respect to the Collaboration Program directed to the Failed Target shall cease; (ii) the Substitute Target shall be deemed a Collaboration Target and the program to be undertaken by the Parties directed to the discovery and Development of a gene therapy product directed against such new Collaboration Target shall be deemed a new substitute Collaboration Program hereunder; and (iii) the Parties shall agree to a Research Plan for the new substitute Collaboration Program to replace the Research Plan from the Collaboration Program for the Failed Target. For clarity, with respect to each Failed Target, (A) the licenses granted by Benitec to Axovant pursuant to Section 2.1 (Licenses to Axovant) shall, as of the date that new Research Plan is agreed for such new Collaboration Program, terminate with respect to the relevant Collaboration Products directed to the relevant Failed Target, but, for clarity, shall continue solely with respect to any Licensed Products Directed to such Failed Target and other Research Target and (B) [***].

3.5    Termination of Research Plan for Cause. If Axovant reasonably and in good faith believes that Benitec is materially failing to perform its obligations in connection with a Research Plan, then Axovant may deliver written notice thereof. Benitec shall have [***] from the receipt of notice to cure such alleged failure. If Benitec does not cure such failure within such [***] period, then Axovant may terminate such Research Plan on written notice of termination. In such event, Axovant may, by written notice to Benitec, elect to continue the Collaboration Program relating to such Research Plan. In such event: (a) Benitec shall perform the technology transfer described in Section 3.7 (Transfer of Know-How and Materials for Collaboration Programs), and (b) without limiting any other remedy that may be available to Axovant hereunder, all milestone and royalty payment obligations under this Agreement from Axovant to Benitec with respect to such Collaboration Program thereafter shall be reduced by [***]. If Benitec disputes Axovant’s position that Benitec was materially failing to perform its obligations or failed to cure any such failure during the cure period, then, in either case, [***].

3.6    Decision-Making Authority. In the event of any dispute relating to the content of a Research Plan or conduct of a Collaboration Program, Axovant shall have the right of final decision following good faith consultation with Benitec, provided that Axovant may not use such right of final decision to (a) cause Benitec to undertake work that is not covered by the budget set forth in such Research Plan or is otherwise unreimbursed by Axovant, or to cause Benitec to take any action that Benitec reasonably believes to be in violation of Applicable Laws based on the written advice of its counsel, or (b) change the Collaboration Target of the Research Plan or Collaboration Program (which shall not be changed unless agreed upon in writing by the Parties) or as otherwise set forth in Section 3.4 (Failed Collaboration Products; Substitute Targets and Substitute Products).

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3.7	Transfer of Know-How and Materials for Collaboration Programs.

(a)    For each Collaboration Program, upon the date that is [***] following Benitec’s completion of its activities under the applicable Research Plan or Axovant’s written request, the Parties will agree in writing on a plan for the transfer of Benitec Know-How (including the Data therein) by Benitec or its Affiliate(s) relating to such Collaboration Program to Axovant, including all Collaboration Compounds and related materials arising from such Collaboration Program (a “Collaboration Program Transfer Plan”). The Parties intend that each Collaboration Program Transfer Plan encompass the transfer to Axovant of all Benitec Know-How (including tangible materials) Controlled by Benitec as of the date of such transfer as is necessary or reasonably useful to enable Axovant’s Development and manufacture of the Collaboration Compounds and Collaboration Product arising from such Collaboration Program. As soon as practical and pursuant to such Collaboration Program Transfer Plan, Benitec shall (itself or through its Affiliate(s)) commence disclosing and making available to Axovant the Benitec Know-How and materials listed in the Collaboration Program Transfer Plan, according to the timeline set forth in the Collaboration Program Transfer Plan, and Benitec shall (itself or through its Affiliate(s)) use Commercially Reasonable Efforts to complete such transfer no later than [***] after the Effective Date. The Parties shall cooperate with each other in good faith to enable a smooth transfer of such Benitec Know-How to Axovant. Upon Axovant’s reasonable request, Benitec shall provide reasonable technical assistance, including making appropriate personnel available to Axovant at reasonable times, places, and frequency, and upon reasonable prior notice, for the purpose of assisting Axovant to understand and use the Benitec Know-How in connection with Axovant’s Development and manufacture of Collaboration Compounds and Collaboration Products.

(b)    If (i) one or both Parties become aware of Benitec Know-How relating to a Collaboration Program that was Controlled by Benitec as of the Effective Date but was not transferred to Axovant; or (ii) one or both Parties become aware of Benitec Know-How relating to a Collaboration Program that first came within the Control of Benitec after the Effective Date; then, in each case of (i) and (ii), Benitec shall promptly upon identifying any such Benitec Know- How disclose and transfer such Benitec Know-How (including tangible materials relating thereto) to Axovant, and Benitec shall provide reasonable technical assistance, including making appropriate personnel available to Axovant at reasonable times, places, and frequency, and upon reasonable prior notice, for the purpose of assisting Axovant to understand and use such Benitec Know-How in connection with Axovant’s Development and manufacture of Collaboration Compounds and Collaboration Products arising from such Collaboration Program.

(c)    Benitec shall, at Axovant’s request, use reasonable efforts to make such introductions and facilitate discussions with CMOs, contract research organizations and other Third Parties that have performed services related to each Collaboration Program on behalf of Benitec in order for Axovant to evaluate and potentially contract for such Third Parties’ services, to the extent such evaluation and potential contracting relates to the Collaboration Program.

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(d)    Axovant will reimburse and pay Benitec for its time incurred in performing its obligations under this Section 3.7 (Transfer of Know-How and Materials for Collaboration Programs) at the Benitec FTE Rate; provided, however, that the [***] provided pursuant to this Section 3.7 (Transfer of Know-How and Materials for Collaboration Programs) shall be free of charge. The following costs and fees for the assistance described in this Section 3.7 (Transfer of Know-How and Materials for Collaboration Programs) shall be reimbursed and paid by Axovant pursuant to Section 8.2(d) (Reimbursement of Benitec Collaboration Program Transfer Costs): (i) the amounts actually paid by Benitec to Third Parties, including vendors or contractors, for services or materials provided by them in furtherance of such assistance, and (ii) the product of the Benitec FTE Rate multiplied by the number of Benitec FTE hours provided in excess of the above-referenced free [***], in each case of (i) and (ii) that are directly related to the assistance provided by Benitec pursuant to this Section 3.7 (Transfer of Know-How and Materials for Collaboration Programs) (collectively, the “Benitec Collaboration Program Transfer Costs”). The Benitec Collaboration Program Transfer Costs shall be reimbursed by Axovant in accordance with Section 8.2(d) (Reimbursement of Benitec Collaboration Program Transfer Costs).

ARTICLE IV
DEVELOPMENT; JOINT RESEARCH COMMITTEE

4.1    General.

(a)    BB-301 Development Plan. Promptly following the Effective Date, the Parties shall agree in writing upon the BB-301 Development Plan. The Parties shall cooperate in good faith to modify and update the BB-301 Development Plan from time to time as reasonably necessary in connection with the Development of BB-301 Products. In the event of any dispute regarding the BB-301 Development Plan or modification thereto, Axovant shall have the final decision following good faith consultation with Benitec. Benitec shall use Commercially Reasonable Efforts to conduct the BB-301 Retained Development Activities under and in accordance with the BB-301 Development Plan, and shall comply with all Applicable Laws in connection with its conduct of such BB-301 Retained Development Activities. In the event of any dispute relating to the content of the BB-301 Development Plan or conduct of activities thereunder, Axovant shall have the right of final decision following good faith consultation with Benitec, provided that Axovant may not use such right of final decision to cause Benitec to undertake work that is not covered by the budget set forth in the BB-301 Development Plan or is otherwise unreimbursed by Axovant, or to cause Benitec to take any action that Benitec reasonably believes to be in violation of Applicable Laws based on the written advice of its counsel. Benitec (i) will not change any subcontractors that are engaged in the Development of BB-301 as of the Effective Date or during the Term without Axovant’s prior written consent, not to be unreasonably withheld and (ii) secure audit rights from each vendor performing any new work under the BB-301 Development Plan in a scope reasonably acceptable to Axovant.

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(b)    General Development Responsibilities for BB-301. Except as set forth in Section 4.1(d) (Benitec Development Responsibilities), following the completion of the initial technology transfer for BB-301 as set forth in Section 2.4(a) (Transfer of Know-How and Materials for BB-301), Axovant shall be responsible for the Development of BB-301 Compounds and BB- 301 Products in the Field in the Territory, including the performance of preclinical and clinical studies of any BB-301 Compound or BB-301 Product in the Field and the manufacture and supply of BB-301 Compounds and BB-301 Products for use in such Development work. Axovant shall provide Benitec with [***], reasonably detailed written summary updates of its pre-clinical and clinical Development plans, progress, and results for BB-301 Compounds and BB-301 Products. As between the Parties, Axovant shall be solely responsible for the cost for the Development of BB-301 Compounds and BB-301 Products in the Field in the Territory, subject to Section 8.2 (Reimbursement of Benitec Costs).

(c)    General Development Responsibilities for Collaboration Programs. Except as set forth in Section 4.1(d) (Benitec Development Responsibilities), following the completion of the initial technology transfer for a Collaboration Program as set forth in Section 3.7(a) (Transfer of Know-How and Materials for Collaboration Programs), and except as set forth in the relevant Research Plan, Axovant shall be solely responsible for the Development of Collaboration Compounds and Collaboration Product arising from such Collaboration Program in the Field in the Territory, including the performance of preclinical and clinical studies of any such Collaboration Compound or Collaboration Product in the Field and the manufacture and supply of such Collaboration Compounds and Collaboration Product for use in such Development work. Axovant shall provide Benitec with [***], reasonably detailed written summary updates of its pre-clinical and clinical Development plans, progress, and results for Collaboration Compounds and Collaboration Products. As between the Parties, Axovant shall be solely responsible for the cost for the Development of Collaboration Compounds and Collaboration Products in the Field in the Territory, subject to Section 8.2 (Reimbursement of Benitec Costs).

(d)    Benitec Development Responsibilities. Notwithstanding anything to the contrary in Section 4.1(b) (General Development Responsibilities for BB-301) or Section 4.1(c) (General Development Responsibilities for Collaboration Programs), subject to Section 4.1(a) (BB-301 Development Plan), Benitec will continue to have responsibility with respect to those Development activities for BB-301 Products and Collaboration Products as and to the extent set forth in the BB-301 Development Plan and each Research Plan. For the avoidance of doubt, Benitec shall be compensated for the continued performance of the foregoing activities as set forth in the BB-301 Development Plan or the relevant Research Plan, as set forth in Section 8.2 (Reimbursement of Benitec Costs). Benitec shall maintain complete, current and accurate records of all activities conducted by or on behalf of Benitec under the BB-301 Development and each Research Plan (including records of all costs for which Benitec intends to seek reimbursement hereunder), and all data and other information resulting from such activities in accordance with Benitec’s standard procedures. Such records shall properly reflect all work done and results achieved in the performance of the activities in good scientific manner appropriate for regulatory and patent purposes.

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4.2    Development Diligence. Axovant, directly or indirectly through Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Develop and to seek Regulatory Approval for at least one Collaboration Product from each Collaboration Program in the Field in each Major Markets. In addition, Axovant shall use Commercially Reasonable Efforts to Develop and to seek Regulatory Approval for at least one BB-301 Product in OPMD in each of the BB-301 Major Markets. If Axovant determines to cease pursuing, directly or through its Affiliates or Sublicensees, all BB-301 Products or all Collaboration Products from a Collaboration Program, then Axovant shall notify Benitec thereof in writing as soon as practicable. Such notice shall be deemed to be a notice of termination for convenience pursuant to Section 13.2(a) (Termination by Axovant for Convenience) with respect to BB-301 Products or such Collaboration Program, as applicable.

4.3    Development Records. Axovant shall maintain complete, current and accurate records of all Development activities conducted by or on behalf of Axovant, its Affiliates and Sublicensees for any Compound and Licensed Product in the Field, and all data and other information resulting from such activities in accordance with Axovant’s standard procedures. Such records shall properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes.

4.4    Compliance. Axovant agrees that, in performing its obligations under this Agreement, (a) it shall comply with all Applicable Laws, and (b) it shall not employ or engage any person who has been debarred or disqualified by any Regulatory Authority, or debarred, disqualified, excluded, suspended or otherwise determined to be ineligible to participate in any health care programs of any Governmental Entity, or, to its Knowledge, is the subject of any actions, or proceedings by any Governmental Authority for any such debarment, disqualification, exclusion, suspension or ineligibility.

4.5    Axovant Subcontractors. Axovant, its Affiliates and its Sublicensees may engage subcontractors for the performance of its obligations under this Agreement and shall cause the subcontractors engaged by it to be bound by written obligations of confidentiality and non-use of Benitec’s Confidential Information consistent with those contained herein, and Axovant shall remain primarily responsible for the performance of such subcontractors and responsible and liable for the acts and omissions of its subcontractors as if such acts and omissions are Axovant’s own.

4.6	Joint Research Committee.

(a)    Establishment. Promptly following the Effective Date, Axovant and Benitec shall establish a joint research committee (the “JRC”) (i) to evaluate and discuss the Collaboration Programs under this Agreement, (ii) to facilitate the conduct of the BB-301 Development Plan and sharing of information with respect to any the activities conducted thereunder, and (iii) to facilitate the conduct of the Research Plans and sharing of information with respect to the Collaboration Programs.

(b)    Responsibilities. The JRC shall be responsible for:

(i)    Evaluating and discussing the Collaboration Programs and products and technologies in relation thereto, including discussing the suitability of potential Substitute Targets proposed by Axovant for inclusion as Collaboration Targets under this Agreement;

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(ii)    Monitoring, reviewing and providing feedback and guidance with respect to the conduct of each Research Plan and the BB-301 Development Plan, including the progress thereof;

(iii)    Reviewing and discussing any activities proposed to be added or withdrawn from a Research Plan or BB-301 Development Plan;

(iv)    Reviewing and discussing any proposed updates to each Research Plan or the BB-301 Development Plan, as applicable;

(v)    Facilitating the transfer of Know-How and Regulatory Materials from Benitec to Axovant as provided herein (including establishing appropriate procedures therefor);

(vi)    Reviewing and discussing any guidance received from Regulatory Authorities that either Party reasonably believes would be applicable to the activities under this Agreement; and

(vii)    Reviewing and discussing such other issues as brought to the JRC by one of the Parties or its delegates to the JRC.

(c)    Limitation on Authority. For clarity, the JRC is not and shall not be a decision-making body under this Agreement, but rather is intended to operate solely as an advisory and informational body.

(d)    Membership. The JRC shall consist of two representatives from each of Benitec and Axovant with the appropriate experience and seniority to perform the obligations of the JRC. Either Party may replace its respective representative(s) at any time with prior written notice to the other Party. Axovant shall appoint one of its representatives to the JRC to chair the meetings of the JRC (the “Chairperson”). The Chairperson, in coordination with Benitec’s JRC representatives, shall coordinate, schedule and ensure the orderly conduct of the JRC’s meetings. If any representative of the JRC from a Party is unable to attend or participate in any meeting of the JRC, then such Party may appoint a substitute representative for the meeting (including in the case of Axovant, a substitute Chairperson).

(e)    Meetings. Subject to Section 4.6(f) (Disbandment), the JRC shall hold meetings (either in person or by teleconference) at such times and places as Chairperson determines are reasonably necessary for the JRC to conduct its responsibilities, provided that, unless the Parties otherwise agree, the JRC shall meet at least on a [***] basis. Each Party shall bear its own costs associated with attending such meetings. As appropriate, other employees or consultants of a Party or its Affiliates may attend JRC meetings as observers subject to the confidentiality provisions in ARTICLE XII (Confidentiality; Publication). Each Party may also call for special meetings to address matters requiring prompt attention with at least [***] (or such shorter period as necessary to address exigent matters) to address particular matters identified by such Party in such notice.

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(f)    Disbandment. The JRC shall continue to exist until the Parties mutually agree to disband the JRC, at which time the JRC shall disband, have no further responsibilities under this Agreement and will be considered dissolved by the Parties.

ARTICLE V
REGULATORY

5.1    Regulatory Responsibilities. Axovant shall be responsible for all regulatory activities necessary to obtain and maintain Regulatory Approval of Compounds and Licensed Products in the Field in the Territory. Axovant shall keep Benitec informed of material regulatory developments related to Compounds and Licensed Products in the Field in the Territory.

5.2    Regulatory Documentation. Benitec shall and hereby does assign to Axovant, all Regulatory Documentation and Regulatory Approvals related to any Compound or Licensed Product, and shall promptly take all actions reasonably requested by Axovant to effect and evidence such assignment (it being understood that the foregoing rights of assignment shall revert to Benitec upon termination (but not expiration) of this Agreement in accordance with Section 13.3(b) (Effect of Termination), for whatever reason). Axovant shall prepare and submit all Regulatory Documentation for Compounds and Licensed Products in the Field in the Territory and shall own all Regulatory Documentation for Compounds and Licensed Products in the Field in the Territory. Upon reasonable advance request by Axovant, Benitec shall provide Axovant with, or provide Axovant access to, all raw data underlying or referenced in, any Regulatory Documentation, to the extent not provided as part of the transfer contemplated under Section 2.4 (Transfer of Know-How and Materials for BB-301) or Section 3.7 (Transfer of Know-How and Materials for Collaboration Programs); provided, however, that if Benitec is not able under Applicable Laws to provide access to Axovant to such raw data, and if such data is required or requested by any Regulatory Authority, Benitec shall provide such raw data directly to such Regulatory Authority on Axovant’s behalf upon request of Axovant.

5.3    Rights of Reference. Subject to Section 2.6 (Exclusivity), each Party hereby grants the other Party, and its Affiliates the right to use and reference all Regulatory Documentation (including data contained therein) and Regulatory Approvals for the Compounds and Licensed Products (including as the foregoing may relate to Benitec’s platform technologies, such as ddRNAi, used in connection with the Compounds and Licensed Products). The foregoing rights shall be exercisable by or through Axovant only with respect to regulatory submissions for Licensed Products and no other products and shall be exercisable by or through Benitec only with respect to regulatory submissions for programs that comply with Section 2.6 (Exclusivity). Either Party may allow its Affiliates or its Affiliate’s (sub)licensees (including sublicensees) or collaborators to exercise such right of reference or use of Regulatory Documentation of the other Party, its Affiliates or (sub)licensees or other collaborators, but only to the extent that such (sub)licensee or collaborator grants to such Party a right of reference or use of Regulatory Documentation of such licensee or collaborator that can be exercised by the other Party for purposes of obtaining and maintaining regulatory submissions for the Licensed Products (in the case of Axovant) or for any permitted products (in the case of Benitec), in which case such Regulatory Documentation of such licensee or collaborator shall be included in the grant of a right of reference to the applicable Party, as described in this Section 5.3 (Right of Reference). Each Party shall use Commercially Reasonable Efforts to obtain the consent of its (sub)licensees to grant the rights of reference described in this Section 5.3 (Right of Reference) to the other Party.

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5.4    Remedial Actions. Each Party shall notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that a Licensed Product may be subject to any recall, corrective action, or other regulatory action with respect to the Licensed Product taken by virtue of Applicable Laws (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action.

ARTICLE VI
MANUFACTURING

6.1    Manufacturing Responsibilities. Except as otherwise provided for in a Research Plan, Axovant shall be solely responsible for all preclinical, clinical, and commercial manufacture and supply of Compounds and Licensed Products for all uses under this Agreement, at its sole expense. Axovant may conduct such manufacturing activities itself or through a CMO, subject to Sections 2.2 (Sublicense Rights) and 4.5 (Axovant Subcontractors).

6.2    Manufacturing Technology Transfer. In addition to Benitec’s obligations under Section 2.4 (Transfer of Know-How and Materials for BB-301) and Section 3.7 (Transfer of Know- How and Materials for Collaboration Programs), Benitec shall (itself or through its Affiliate(s)) transfer to Axovant or its designee all process development work conducted by Benitec as of the Effective Date or during the Term to the extent that it is reasonably necessary or useful for the manufacture of any of Compound or Licensed Product at any time that such work is completed and ready to be transferred, solely for Axovant or its CMO to manufacture or have manufactured Compounds or Licensed Products in accordance with the terms and conditions of this Agreement. Such transfer shall include copies of the Benitec Know-How and any tangible materials that are necessary for the implementation of such process development work in manufacture of Compounds or Licensed Products. Upon Axovant’s reasonable request, Benitec shall (itself or through its Affiliate(s)) provide reasonable technical assistance by making appropriate personnel available to Axovant at reasonable times, places, and frequency, and upon reasonable prior notice for up to an aggregate of [***], which shall be free of charge to Axovant, for the purpose of assisting Axovant to understand and use such Benitec Know-How for the manufacture of Compounds and Licensed Products. Thereafter, if requested by Axovant, Benitec shall continue to make its personnel available to Axovant and continue to perform such technology transfer obligations, provided that Axovant will reimburse and pay Benitec for its time incurred in performing such technology transfer obligations and providing such assistance at the Benitec FTE Rate. The following costs and fees for the manufacturing and technology transfer assistance described in this Section 6.2 (Manufacturing Technology Transfer) shall be reimbursed and paid by Axovant pursuant to Section 8.2(b) (Reimbursement of Benitec Manufacturing Technology Transfer Costs): (a) the Out-of-Pocket Costs incurred by Benitec or its Affiliate(s), and (b) the product of the Benitec FTE Rate multiplied by the number of Benitec FTE hours provided in excess of the above-referenced free [***], in each case of (a) and (b) that are directly related to such technology transfer or assistance (collectively, the “Benitec Technology Transfer Costs”). The Benitec Technology Transfer Costs shall be reimbursed by Axovant in accordance with Section 8.2(b) (Reimbursement of Benitec Manufacturing Technology Transfer Costs).

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ARTICLE VII
COMMERCIALIZATION

7.1    General. Axovant shall be responsible for all aspects of the Commercialization of the Licensed Products in the Field in the Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities and others regarding the price and reimbursement status of the Licensed Products and obtaining and maintaining Pricing Approvals; (c) marketing, medical affairs, and promotion; (d) formulary access arrangements, including agreements with third party payers and pharmacy benefit managers; (e) advertising and promotional material and activities (f) storage, warehousing and distribution activities and any permits required in connection therewith; (g) booking sales and distribution and performance of related services; (h) handling all aspects of order processing, invoicing and collection, inventory and receivables; (i) providing customer support, including handling medical queries, and performing other related functions; and (j) conforming its practices and procedures to Applicable Law relating to the marketing, detailing and promotion of Licensed Products in the Field in the Territory. As between the Parties, Axovant shall be solely responsible for the costs and expenses of Commercialization of the Licensed Products in the Field in the Territory.

7.2    Commercial Diligence. Axovant, directly or indirectly through Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Commercialize each Licensed Product in the Field in each Major Market for which Axovant (or its Affiliates or Sublicensees) obtains Regulatory Approval for such Licensed Product. Approximately [***] months prior to the planned date of First Commercial Sale of a BB-301 Product or a Collaboration Product from a Collaboration Program, Axovant shall provide Benitec with a commercialization plan for such Licensed Product, including launch plans. [***].

ARTICLE VIII
FINANCIAL PROVISIONS

8.1    Upfront Payment. Axovant shall make a one-time, non-refundable upfront payment of Ten Million Dollars ($10,000,000) to Benitec within [***] Business Days after the Effective Date.

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8.2	Reimbursement of Benitec Costs.

(a)    Reimbursement of Research and Development Plan Costs. Axovant shall reimburse Benitec for all of Benitec’s Research Plan Costs and BB-301 Development Plan Costs, in each case to the extent incurred after the Effective Date, as follows: Within [***] after the end of each Calendar Quarter during which Benitec performs work under any Research Plan or BB-301 Development Plan, as applicable, Benitec shall submit to Axovant a reasonably detailed report setting forth the actual Research Plan Costs and BB-301 Development Plan Costs incurred by Benitec in such Calendar Quarter, together with an invoice therefor. Upon Axovant’s request, Benitec shall submit such additional documentation as Axovant may reasonably request to support such report and invoice. If Axovant in good faith believes that any such invoice is inaccurate, then Axovant may dispute such invoice by promptly notifying Benitec of such dispute regarding such invoice, which notice shall include a reasonably detailed explanation of the basis for the dispute, within [***] following the date on which Benitec submitted such invoice and, if Axovant timely raises such dispute, the Parties shall seek in good faith to promptly resolve any such dispute. Axovant shall pay all invoices submitted pursuant to this Section 8.2(a) (Reimbursement of Research and Development Plan Costs) to the extent not subject to a good faith dispute timely raised in accordance with the foregoing within [***] of receipt thereof. Axovant shall have no liability to Benitec under this Agreement for, and Benitec shall have no obligation to incur, Research Plan Costs or BB-301 Development Plan Costs in excess of the corresponding line item budget set forth in the applicable Research Plan or BB-301 Development Plan, if and as applicable, except as agreed in writing by an authorized representative of Axovant.

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(b)    Reimbursement of Benitec Manufacturing Technology Transfer Costs. Axovant shall reimburse and pay Benitec for all Benitec Manufacturing Technology Transfer Costs, to the extent incurred after the Effective Date, as described in Section 6.2 (Manufacturing Technology Transfer), which shall be payable as follows, solely to the extent that such Benitec Manufacturing Technology Transfer Costs are not subject to reimbursement as Research Plan Costs or BB-301 Development Plan Costs: Within [***] after the end of each Calendar Quarter during which Benitec performs any work or provides any assistance in connection with a technology transfer described in Section 6.2 (Manufacturing Technology Transfer), Benitec shall submit to Axovant a reasonably detailed report setting forth the Benitec Manufacturing Technology Transfer Costs for such Calendar Quarter together with an invoice therefor. Upon Axovant’s request, Benitec shall submit such additional documentation as Axovant may reasonably request to support such report and invoice. If Axovant in good faith believes that any such invoice is inaccurate, then Axovant may dispute such invoice by promptly notifying Benitec of such dispute regarding such invoice, which notice shall include a reasonably detailed explanation of the basis for the dispute, within [***] following the date on which Benitec submitted such invoice and, if Axovant timely raises such dispute, the Parties shall seek in good faith to promptly resolve any such dispute. Axovant shall pay all invoices submitted pursuant to this Section 8.2(b) (Reimbursement of Benitec Manufacturing Technology Transfer Costs) to the extent not subject to a good faith dispute timely raise in accordance with the foregoing within [***] of receipt thereof. For clarity, subject to and without limiting Axovant’s obligations under Section 8.2(a) (Reimbursement of Research and Development Plan Costs), Axovant shall have no liability to Benitec under this Agreement for Benitec Manufacturing Technology Transfer Costs that are (i) subject to reimbursement as Research Plan Costs or BB- 301 Development Plan Costs pursuant to Section 8.2(a) (Reimbursement of Research and Development Plan Costs) or (ii) not, in Axovant’s good faith, reasonable discretion following consultation with Benitec in advance of Benitec incurring the Benitec Manufacturing Technology Transfer Costs, reasonably necessary for the performance of the transfer described in Section 6.2, except as agreed in writing by an authorized representative of Axovant; provided, however, that (A) Benitec shall have no obligation to incur any Benitec Manufacturing Technology Transfer Costs that would be excluded from reimbursement by Axovant pursuant to this clause (ii), and (B) Benitec FTE hours that Axovant elects to use pursuant to Section 6.2 (Manufacturing Technology Transfer) shall automatically be deemed reasonably necessary for the performance of the transfer described in Section 6.2 (Manufacturing Technology Transfer).

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(c)    Reimbursement of Benitec BB-301 Transfer Costs. Axovant shall reimburse and pay Benitec for all Benitec BB-301 Transfer Costs to the extent incurred after the Effective Date, as described in Section 2.4(d) (Transfer of Know-How and Materials for BB-301), which shall be payable as follows: Within [***] after the end of each Calendar Quarter during which Benitec performs any work or provides any assistance described in Section 2.4(Transfer of Know-How and Materials for BB-301), Benitec shall submit to Axovant a reasonably detailed report setting forth the Benitec BB-301 Transfer Costs for such Calendar Quarter together with an invoice therefor. Upon Axovant’s request, Benitec shall submit such additional documentation as Axovant may reasonably request to support such report and invoice. If Axovant in good faith believes that any such invoice is inaccurate, then Axovant may dispute such invoice by promptly notifying Benitec of such dispute regarding such invoice, which notice shall include a reasonably detailed explanation of the basis for the dispute, within [***] following the date on which Benitec submitted such invoice and, if Axovant timely raises such dispute, the Parties shall seek in good faith to promptly resolve any such dispute. Axovant shall pay all invoices submitted pursuant to this Section 8.2(c) (Reimbursement of Benitec BB-301 Transfer Costs) to the extent not subject to a good faith dispute timely raised in accordance with the foregoing within [***] of receipt thereof. For clarity, Axovant shall have no liability to Benitec under this Agreement for Benitec BB-301 Transfer Costs that are not, in Axovant’s good faith, reasonable discretion following consultation with Benitec in advance of Benitec incurring the Benitec BB- 301 Transfer Costs, reasonably necessary for the performance of the transfer and assistance described in Section 2.4 (Transfer of Know-How and Materials for BB-301), except as agreed in writing by an authorized representative of Axovant; provided, however, that (y) Benitec shall have no obligation to incur any Benitec BB-301 Transfer Costs that would be excluded from reimbursement by Axovant pursuant to the foregoing, and (z) FTE hours that Axovant elects to have Benitec provide pursuant to Section 2.4 (Transfer of Know-How and Materials for BB-301) or FTE hours provided or costs incurred pursuant to the BB-301 Transfer Plan shall automatically be deemed reasonably necessary for the performance of the transfer and assistance described in Section 2.4 (Transfer of Know-How and Materials for BB-301).

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(d)    Reimbursement of Benitec Collaboration Program Transfer Costs. Axovant shall reimburse and pay Benitec for all Benitec Collaboration Program Transfer Costs, as described in Section 3.7(d) (Transfer of Know-How and Materials for Collaboration Programs), to the extent incurred after the Effective Date, which shall be payable as follows: Within [***] after the end of each Calendar Quarter during which Benitec performs any work or provides any assistance described in Section 3.7 (Transfer of Know-How and Materials for Collaboration Programs), Benitec shall submit to Axovant a reasonably detailed report setting forth the Benitec BB-301 Transfer Costs for such Calendar Quarter together with an invoice therefor. Upon Axovant’s request, Benitec shall submit such additional documentation as Axovant may reasonably request to support such report and invoice. If Axovant in good faith believes that any such invoice is inaccurate, then Axovant may dispute such invoice by promptly notifying Benitec of such dispute regarding such invoice, which notice shall include a reasonably detailed explanation of the basis for the dispute, within [***] following the date on which Benitec submitted such invoice and, if Axovant timely raises such dispute, the Parties shall seek in good faith to promptly resolve any such dispute. Axovant shall pay all invoices submitted pursuant to this Section 8.2(d) (Reimbursement of Benitec Collaboration Program Transfer Costs) to the extent not subject to a good faith dispute timely raised in accordance with the foregoing within [***] of receipt thereof. For clarity, Axovant shall have no liability to Benitec under this Agreement for Benitec Collaboration Program Transfer Costs that are not, in Axovant’s good faith, reasonable discretion following consultation with Benitec in advance of Benitec incurring the Benitec Collaboration Program Transfer Costs, reasonably necessary for the performance of the transfer and assistance described in Section 3.7 (Transfer of Know-How and Materials for Collaboration Programs), except as agreed in writing by an authorized representative of Axovant; provided, however, that (i) Benitec shall have no obligation to incur any Benitec Collaboration Program Transfer Costs that would be excluded from reimbursement by Axovant pursuant to the foregoing, and (ii) FTE hours that Axovant elects to have Benitec provide pursuant to Section 3.7 (Transfer of Know-How and Materials for Collaboration Programs) or FTE hours provided or costs incurred pursuant to the Collaboration Program Transfer Plan shall automatically be deemed reasonably necessary for the performance of the transfer and assistance described in Section 3.7 (Transfer of Know-How and Materials for Collaboration Programs).

8.3	Milestone Payments.

(a)	Development and Regulatory Milestone Payments.

(i)    BB-301 Products. Subject to [***], within [***] after the first achievement of each milestone event below by or on behalf of Axovant or any of its Affiliates or Sublicensees, Axovant shall notify Benitec of the achievement of such milestone event. Benitec shall invoice Axovant for the applicable milestone payment, which shall be non-refundable and non-creditable. Axovant shall remit payment to Benitec within [***] of the receipt of such invoice. For clarity, each milestone payment below will be paid only once, irrespective of how many BB-301 Products achieve the same milestone.

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Milestone Events for BB-301 Products	Milestone Payments
(A) [***]	$[***]
(B) [***]	$[***]
(C) [***]	$[***]
(D) [***]	$[***]
(E) [***]	$[***]
(F) [***]	$[***]

For clarity, if any Milestone Event set forth above in this subsection (i) is skipped, then the achievement of a subsequent Milestone Event set forth above shall trigger the payment of all relevant preceding unpaid milestones under this subsection (i) excluding Milestone Event (A), which shall only be paid if actually achieved. The maximum amount payable by Axovant under this subsection (i) is [***].

(ii)    Collaboration Products. Within [***] after the first achievement of each milestone event below for each Collaboration Product by or on behalf of Axovant or any of its Affiliates or Sublicensees, Axovant shall notify Benitec of the achievement of such milestone event. Benitec shall invoice Axovant for the applicable milestone payment, which shall be non-refundable and non-creditable. Axovant shall remit payment to Benitec within [***] of the receipt of such invoice.

Milestone Events for each Collaboration Product	Milestone Payments
(A) [***]	$[***]
(B) [***]	$[***]
(C) [***]	$[***]
(D) [***]	$[***]
(E) [***]	$[***]

For clarity, if any Milestone Event set forth above in this subsection (ii) is skipped, then the achievement of a subsequent Milestone Event set forth above triggers the payment of all preceding unpaid milestones, excluding Milestone Event (C) above which shall only be paid if actually achieved. The maximum amount payable by Axovant per Collaboration Product under this subsection (ii) is [***].

(b)	Sales Milestone Payments

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(i)    Subject to Subject to [***], within [***] after the end of an Axovant Fiscal Year in which annual Net Sales of BB- 301 Products in the Field in the Territory first reach any threshold indicated in the milestone events listed below, Axovant shall notify Benitec of the achievement of such milestone event. Benitec shall invoice Axovant for the applicable milestone payment, which shall be non-refundable and non-creditable. Axovant shall remit payment to Benitec within [***] of the receipt of such invoice. Each such milestone payment shall only be paid once, irrespective of how many times the applicable milestone event is subsequently achieved. The maximum amount payable by Axovant under this subsection (i) is One Hundred and Twenty Million Dollars ($120,000,000).

Annual Net Sales Milestone Events for BB-301 Products	Milestone Payments
First time that annual Net Sales of all BB-301 Products is > $[***]	$[***]
First time that annual Net Sales of all BB-301 Products is > $[***]	$[***]

(ii)    Collaboration Products. On a Collaboration Program-by- Collaboration Program basis, within [***] after the end of an Axovant Fiscal Year in which annual Net Sales of the Collaboration Product from such Collaboration Program in the Field in the Territory first reach any threshold indicated in the milestone events listed below, Axovant shall notify Benitec of the achievement of such milestone event. Benitec shall invoice Axovant for the applicable milestone payment, which shall be non-refundable and non-creditable. Axovant shall remit payment to Benitec within [***] of the receipt of such invoice. The maximum amount payable by Axovant per Collaboration Program under this subsection (ii) is Sixty Million Dollars ($60,000,000).

Annual Net Sales Milestone Events for Collaboration Product, per Collaboration Program	Milestone Payments
First time that annual Net Sales of all Collaboration Products from such Collaboration Program is > $[***]	$[***]
First time that annual Net Sales of all Collaboration Products from such Collaboration Program is > $[***]	$[***]

(iii)    If an Annual Net Sales Milestone Event in Section 8.3(b)(i) or (ii) (Sales Milestone Payments) is achieved for a given Licensed Product and payment with respect to any previous milestone event for such Licensed Product has not been made, then such previous milestone event shall be deemed achieved, Benitec shall invoice Axovant for such unpaid previous milestone events, and Axovant shall remit payment to Benitec within [***] of the receipt of such invoice for each such accrued milestone payments.

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8.4	Profit-Based Royalties for BB-301 Products.

(a)    Profit-Based Royalties Percentage. Benitec will have the right to receive from Axovant (i) with respect to the period commencing on the Effective Date and continuing until the Buy-Out Closing Date, thirty percent (30%) of all Net Profits (if any) with respect to BB- 301 Products worldwide (such percentage, the “Profit-Based Royalties Percentage”), and (ii) with respect to the period commencing on the [***] starting after the date that is [***] following the First Commercial Sale of a BB-301 Product and continuing until the [***] ending prior to the expiration of the BB-301-Royalty Term, the greater of (A) the Profit-Based Royalties Percentage of all Net Profits (if any) with respect to BB-301 Products worldwide and (B) [***] BB-301 Products in all countries worldwide (such [***] described in this clause (B), the “Benitec Minimum Profit-Based Royalties”), as such Benitec Minimum Profit-Based Royalties amount may be adjusted pursuant to Section 8.4(b) (Benitec Minimum Profit-Based Royalty Adjustment) (the Dollar amount payable to Benitec pursuant to clause (i) or (ii), as applicable, with respect to any Fiscal Quarter, the “Benitec Profit- Based Royalties”). Axovant will retain all Net Profits with respect to BB-301 Products worldwide that remain after paying to Benitec the Benitec Profit-Based Royalties (such calculation, the “Profit-Based Royalties”). Net Profits and Net Losses will be calculated and paid in accordance with the terms set forth in Exhibit B.

(b)    Benitec Minimum Profit-Based Royalties Adjustment. The calculation of the Benitec Minimum Profit-Based Royalties amount is subject to adjustment, on a country-by- country basis, as a result of the events set forth below (such adjustments to be prorated for the then-current Fiscal Quarter in which the reduction becomes applicable); provided, however, that, notwithstanding anything to the contrary in this Agreement, in no event shall the Benitec Minimum Profit-Based Royalties amount with respect to a given country be reduced by more than [***] in the aggregate from the amount of the Benitec Minimum Profit-Based Royalties amount that would otherwise be payable with respect to such country if no reductions were applied. Subject to the foregoing:

(i)    Benitec Minimum Profit-Based Royalties Adjustment for Third Party License Payments. Without limiting either Party’s rights or obligations under Section 9.10 (Relevant Third Party Rights), if Axovant, its Affiliates, or Sublicensees, in their respective reasonable judgment, are required or determines it is commercially necessary to make any payments to a Third Party for a license under any Patent to make, have made, use, offer for sale, sell or import any BB-301 Product in the Field in a particular country in the Territory, then the Benitec Minimum Profit-Based Royalties amount with respect to such country shall be reduced by [***] of the amount of such payments made by Axovant to such Third Party on account of the sale of the BB-301 Product in such country in such Fiscal Quarter.

(ii)    Benitec Minimum Profit-Based Royalties Adjustment for Expiration of Valid Claim. After the expiration of the last-to-expire Valid Claim of the Benitec Patents that Cover the manufacture, use, or sale of such BB-301 Product (or the Compound therein) in a particular country in the Territory, the portion of the Benitec Minimum Profit-Based Royalties amount that is payable on the Net Sales of BB-301 Products in such country in such Fiscal Quarter shall be reduced by [***].

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(iii)    Benitec Minimum Adjustment for Generic Competition. If there is Generic Competition for a particular BB-301 Product in a particular country in the Territory in a particular Fiscal Quarter, the portion of the Benitec Minimum Profit-Based Royalties amount that is payable on the Net Sales of BB-301 Products in such country in such Fiscal Quarter shall be reduced by [***].

(c)    Excess Costs (Losses). With respect to any Fiscal Quarter for which Axovant reports a Net Loss with respect to BB-301 Products, Axovant will not be required to make any payment to Benitec under Section 8.4(a) (Profit-Based Royalties Percentage) in respect of such Fiscal Quarter, except to the extent Axovant is required to pay a Benitec Minimum Profit-Based Royalties amount to Benitec, and Axovant will bear all of such Net Losses, provided that Axovant will have the right, as of the date such Net Loss is reported to Benitec, to credit an amount equal to [***] of such Net Loss (the “Axovant Commercial Credit”) against any future amounts payable to Benitec as a Profit-Based Royalties Percentage (but not the Benitec Minimum Profit- Based Royalties) under Section 8.4(a) (Profit-Based Royalties Percentage).

8.5	Royalty Payments for Collaboration Products.

(a)    Royalty Rate. Subject to the terms and conditions of this Agreement, and on a Collaboration Program-by-Collaboration Program basis, Axovant shall make non-refundable, non- creditable royalty payments to Benitec on the Net Sales of Collaboration Products from such Collaboration Program sold in the Territory during the applicable Royalty Term, as calculated by multiplying the applicable royalty rate set forth below by the corresponding amount of Net Sales of all Collaboration Products from such Collaboration Program sold in the Territory in the applicable Axovant Fiscal Year.

Net Sales of Collaboration Products in the Territory per Collaboration Program	Royalty Rate
For that portion of aggregate Net Sales of such Collaboration Products in the Territory in an Axovant Fiscal Year less than [***]	[***]%
For that portion of aggregate Net Sales of such Collaboration Products in the Territory in an Axovant Fiscal Year greater than or equal to [***] but less than or equal to [***]	[***]%
For that portion of aggregate Net Sales of such Collaboration Product in the Territory in an Axovant Fiscal Year greater than [***]	[***]%

(b)    Royalty Term. The period with respect to which royalties shall be paid on for a given Collaboration Product shall be determined on Collaboration Product-by-Collaboration Product and country-by-country basis and shall commence upon the First Commercial Sale of such Collaboration Product in such country in the Territory and continue until the latest of (i) expiration of the last-to-expire Valid Claim of the Benitec Patents and Collaboration Patents that Cover the manufacture, use, or sale of such Collaboration Product (or the Compound therein) in such country in the Territory; (ii) ten (10) years after the First Commercial Sale of such Collaboration Product in such country; and (iii) expiration of Regulatory Exclusivity for such Collaboration Product in such country (the “Royalty Term” for such Collaboration Product and country).

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(c)    Royalty Adjustment. Royalties due pursuant to this Section 8.5 (Royalty Payments for Collaboration Products) are subject to adjustment on a country-by-country, Collaboration Product-by-Collaboration Product, and Fiscal Quarter-by-Fiscal Quarter basis as a result of the events set forth below (such adjustments to be prorated for the then-current Fiscal Quarter in which the reduction becomes applicable); provided, however, that, notwithstanding anything to the contrary in this Agreement, in no event shall the amount of any royalties payable by Axovant (on a country-by-country, Collaboration Product-by-Collaboration Product, and Fiscal Quarter-by-Fiscal Quarter basis) be reduced by more than [***] in the aggregate from the amount of such royalties that would otherwise be payable if no reductions were applied. Subject to the foregoing:

(i)    Royalty Adjustment for Third Party License Payments. Without limiting either Party’s rights or obligations under Section 9.10 (Relevant Third Party Rights), if Axovant, its Affiliates, or Sublicensees, in their respective reasonable judgment, are required or, subject to Axovant’s compliance with Section 9.10 (Relevant Third Party Rights), determines it is commercially necessary to make any payments to a Third Party for a license under any Patent to make, have made, use, offer for sale, sell or import any Collaboration Product in the Field in any country in the Territory, then, the amount of royalties payable under Section 8.5(a) (Royalty Rate) shall be reduced by [***] of the amount of such payments to such Third Party on account of the sale of the Collaboration Products in such country in such Fiscal Quarter.

(ii)    Royalty Adjustment for Expiration of Valid Claim. After the expiration of the last-to-expire Valid Claim of the Benitec Patents and Collaboration Patents that Cover the manufacture, use, or sale of such Collaboration Product (or the Compound therein) in a country in the Territory, the royalties payable under Section 8.5(a) (Royalty Rate) on the sale of such Collaboration Product in such country shall be reduced by [***].

(iii)    Royalty Adjustment for Generic Competition. If there is Generic Competition for a particular Collaboration Product in a particular country in a particular Fiscal Quarter, the royalties payable to Benitec on the sales of such Collaboration Product in such country in such Fiscal Quarter shall be reduced by [***].

(d)    Payment; Reports. Within (a) [***] after the end of each Fiscal Quarter (other than the last Fiscal Quarter of an Axovant Fiscal Year) and (b) [***] after the end of the last Fiscal Quarter of an Axovant Fiscal Year, commencing with the First Commercial Sale of any Collaboration Product is made anywhere in the Territory (whichever is earlier), Axovant shall (i) provide Benitec with a report that contains the following information for the applicable Fiscal Quarter, on a Collaboration Product-by-Collaboration Product and country- by-country basis: (A) Net Sales in the Territory; (B) a calculation of the royalty payment due on Net Sales in the Territory; and (C) the exchange rates used. Benitec shall invoice Axovant for the corresponding royalty payment. Axovant shall remit payment to Benitec within [***] of the receipt of such invoice.

8.6    [***]. If Axovant, its Affiliates, or Sublicensees, [***], then the following shall apply:

(a)    [***]. With respect to [***], Axovant shall be entitled to [***], provided that in no event shall [***].

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(b)    [***]. With respect to any [***], Axovant shall be entitled to [***].

(c)    [***]. With respect to any [***], Axovant shall be entitled to [***]:

(i)    if Axovant [***] with respect to [***], then Axovant shall be entitled to [***], provided that (A) for clarity, [***] and (B) [***]; or

(ii)    if Axovant [***], then Axovant shall be entitled to [***], provided that (A) in no event shall [***], and (B) [***].

8.7	[RESERVED].

8.8    Late Payments. If any payment (other than an invoiced amount timely disputed in good faith by Axovant in accordance with Sections 8.2(a) (Reimbursement of Research and Development Plan Costs) or 8.2(b) (Reimbursement of Benitec Manufacturing Technology Transfer Costs)) due is not paid by the due date, Benitec may charge interest on any outstanding amount of such payment, accruing as of the original due date, at an annual rate equal to [***] or the maximum rate allowable by Applicable Law, whichever is less. The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

8.9    Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in Dollars. When conversion of payments from any currency other than Dollars is required, such conversion such conversion shall use the OANDA forex currency converter, or other reputable currency converter agreed between Axovant and Benitec from time to time, on the last day of the Fiscal Quarter in which the applicable sales were made. All payments owed under this Agreement, including the Upfront Payment, shall be made by wire transfer in immediately available funds from a bank and account in Switzerland by Axovant to a bank and account designated in writing by Benitec.

8.10	Taxes.

(a)    Taxes on Income. Notwithstanding anything else in this Section 8.10 (Taxes), each Party shall solely bear and pay all Taxes imposed on or measured by such Party’s net income or gain (however denominated), franchise Taxes, and branch profits Taxes arising directly or indirectly from the activities of the Parties under this Agreement, in each case imposed on such Party.

(b)    Tax Cooperation. The Parties shall use commercially reasonable efforts to cooperate with one another on all Tax matters with respect to this Agreement, including to manage, to the extent permitted by Applicable Laws, Tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Axovant to Benitec under this Agreement. In this connection, the Parties agree that this Agreement is intended to be and shall be treated as a license of the Benitec Technology for all Tax purposes and shall take that position unless otherwise required by a Governmental Authority. The Parties acknowledge and agree that the Upfront Payment described in Section 8.1 (Upfront Payment) shall be sourced to Switzerland, is not subject to any withholding Taxes, and shall take these positions unless otherwise required by a Governmental Authority. The Parties acknowledge and agree that the reimbursement costs

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described in Section 8.2 (Reimbursement of Benitec Costs) are not subject to any withholding Taxes and shall take that position unless otherwise required by a Governmental Authority. The Parties shall cooperate in good faith (1) to determine the source of payments made by Axovant to Benitec pursuant to this Agreement for Tax purposes; (2) to determine the appropriate amount of withholding Taxes that apply to such payments under Applicable Laws; and (3) to determine and apply, to the extent permitted under Applicable Laws, arrangements or positions that will minimize the incidence of withholding Taxes. At least [***] prior to any payment, Axovant shall notify Benitec in writing of its determination of where it believes such payment should be sourced for Tax withholding and reporting purposes. If Benitec disagrees with Axovant’s determination, Benitec may, within [***] after receipt of the determination, deliver a notice (“Benitec Notice”) of its determination as to where such payment should be sourced. If the Benitec Notice is duly delivered, Axovant and Benitec will, during the [***] following such delivery, work together in good faith to reach agreement on sourcing. If Axovant and Benitec are unable to reach such agreement, they will promptly thereafter submit the sourcing determination for resolution to an independent accountant from one of the Big Four accounting firms that is not being used by either Party (and if the Parties cannot agree on the selection it shall be the first Big Four accounting firm in this order that is not being used by a Party: PwC, KPMG, Deloitte and Ernst & Young) and will instruct the independent accountant to make a determination regarding sourcing as promptly as practicable, and in any event within [***] after the date on which such dispute is referred to the independent accountant (or such longer period as the independent accountant may reasonably require, and should a longer period be required and extend beyond the payment date, such longer period shall extend the date of payment). The costs, fees and expenses of the independent accountant shall be borne equally between Axovant and Benitec. The sourcing determination of Axovant, if no Benitec Notice has been timely given, the sourcing determination agreed to by the Parties or the sourcing determination made by the independent accountant (the “Final Sourcing Determination”), will be conclusive and binding on the Parties. The Parties agree to (and will cause their respective Affiliates to) report, act and file in accordance with the Final Sourcing Determination in any relevant Tax returns or Tax filings. The Parties will promptly advise one another of the existence of any Tax audit, controversy, litigation or other Tax proceeding related to the Final Sourcing Determination. None of the Parties will take any position (whether on any Tax returns, in any Tax proceeding or otherwise with respect to Taxes) that is inconsistent with the Final Sourcing Determination except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-United States Law). Notwithstanding anything to the contrary, in no event shall the Parties be required to alter or otherwise modify the manner in which research, development, manufacturing, commercialization or any other business activities with respect to the Compounds and/or the Licensed Products are conducted in order to satisfy any obligations in this Section 8.10(b) (Tax Cooperation) or Section 8.10(c) (Tax Withholding). Notwithstanding anything to the contrary, Benitec shall indemnify and hold harmless Axovant and its Affiliates for any and all Taxes (including any associated penalties and interest) required by Applicable Law to be withheld or otherwise deducted with respect to payments made by Axovant to Benitec pursuant to this Agreement and any out-of-pocket costs incurred by Axovant with respect to such indemnification (including any such costs incurred in connection with any Tax audit, controversy, litigation or other Tax proceeding related to such Taxes), except to the extent that any such Taxes (including any associated interest and penalties) were directly incurred as a result of Axovant’s failure to comply with the procedures for determining the source of each payment as set forth in this Section 8.10(b) (Tax Cooperation).

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(c)    Tax Withholding. If withholding Taxes are imposed on any payment to Benitec hereunder, the liability for such Taxes shall be the sole responsibility of Benitec, and Axovant shall (i) deduct or withhold such Taxes from the payment made to Benitec in accordance with the methodology set forth in Section 8.10(b) (Tax Cooperation) above, (ii) timely pay such Taxes to the proper taxing authority, and (iii) send the original or a certified copy of a receipt issued by such taxing authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Benitec within [***] following such payment. To the extent that amounts are deducted or withheld and paid to the proper taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the persons with respect to whom such amounts were withheld. Each Party shall comply with (or provide the other Party with) any certification, identification or other reporting requirements that may be reasonably necessary in order for Axovant to not withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income tax treaty, it being understood that an IRS Form W-8BEN or W-8BEN-E shall be the proper form in the case of United States withholding, unless a different form or forms are required by Applicable Law. Each Party shall provide the other with commercially reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of Benitec as the Party bearing the cost of such withholding Tax under this Section 8.10(c) (Tax Withholding).

(d)    VAT. Unless stated to the contrary in this Agreement, any amounts payable by one Party to the other Party under this Agreement shall be exclusive of the applicable VAT. If a Party makes a supply pursuant to this Agreement and VAT is payable on that supply, the amounts payable for the supply (the “VAT-Exclusive Consideration”) shall be increased by an amount equal to the VAT payable by the supplying Party on that supply (the “Additional VAT Amount”), except where the receiving Party is liable under the VAT law to pay the VAT on that supply. The Additional VAT Amount shall be paid at the same time and in the same manner as the VAT- Exclusive Consideration. In the event that a Party charges or pays any amount of VAT, such Party shall promptly provide the original or a certified copy of a receipt or invoice of such VAT to the other Party. Notwithstanding anything else in this Section 8.10(d) (VAT) and without duplication, any amount of VAT payable by either Party with respect to a Licensed Product or a Compound on any payment to any Third Party shall be taken into account as an item of expense for the purposes of determining the amount of Net Profits or Net Sales if the party incurring the VAT does not receive a credit for that VAT.

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(e)    Transfer Tax. Subject to Sections 8.10(a) (Taxes on Income), 8.10(c) (Tax Withholding), and 8.10(d) (VAT), Axovant, on the one hand, and Benitec, on the other hand, shall each bear and pay [***] of any transfer, sales, use, stamp duty or similar Taxes or obligations (“Transfer Tax”) imposed on amounts payable by Axovant to Benitec in connection with this Agreement or otherwise with respect to the transactions contemplated by this Agreement, if such amount is not taken into account as an item of expense for the purposes of determining the amount of Net Profits or Net Sales. For the avoidance of doubt, Transfer Taxes exclude Taxes on capital or revenue gains on the transfer or grant of any rights. Each party shall cooperate with the other to file any Tax returns (as required to be filed under Applicable Law) with respect to such Transfer Taxes. Notwithstanding anything else in this Section 8.10(e) (Transfer Tax) and without duplication, any amount of Transfer Taxes payable by either Party with respect to a Licensed Product or a Compound on any payment to any Third Party shall be taken into account as an item of expense for the purposes of determining the amount of Net Profits or Net Sales if the party incurring the Transfer Tax does not receive a credit for such Transfer Tax. The Parties acknowledge and agree that no Australian stamp duty will apply on any amounts payable by Axovant to Benitec in connection with this Agreement, and will not take any position (whether on any Tax returns, in any Tax proceeding or otherwise with respect to Taxes) that is inconsistent with such position, except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-United States Law).

8.11    Financial Records and Audit. Throughout the Term and the [***] year period thereafter, each Party shall (and shall ensure that its Affiliates and Sublicensees will) maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of all royalty payments and other amounts payable under this Agreement and to verify the achievement (or non-achievement) of milestone events under this Agreement. Upon at least [***] prior notice, such records shall be open for examination, during regular business hours, for a period of [***] Axovant Fiscal Years or Benitec Fiscal Years from the end of the Axovant Fiscal Year or Benitec Fiscal Year, respectively, to which such records pertain, and not more often than once each Axovant Fiscal Year or Benitec Fiscal Year, as applicable, by an independent certified public accountant selected by one Party and reasonably acceptable to the other Party, for the sole purpose of verifying for Benitec or Axovant, as applicable, the accuracy of the financial reports and invoices furnished by either Party under this Agreement or of any payments made, or required to be made, by either Party pursuant to this Agreement. The independent certified public accountant shall disclose to the requesting Party only whether the audited reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to the requesting Party. The requesting Party shall bear the full cost of such audit unless such audit reveals an underpayment by the other Party of more than [***] of the amount actually due for any Axovant Fiscal Year or Benitec Fiscal Year, as applicable, being audited, in which case the other Party shall reimburse the requesting Party for the reasonable costs for such audit. A Party shall pay to the other Party any underpayment or refund any overcharge discovered by such audit within [***] after the accountant’s report, plus interest (as set forth in Section 8.8 (Late Payments)) from the original due date. If the audit reveals an overpayment by Axovant, then Axovant may take a credit for such overpayment against any future payments due to Benitec.

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8.12    Audit Dispute. If Axovant or Benitec disputes the results of any audit conducted pursuant to Section 8.11 (Financial Records and Audit), the Parties shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such procedure as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. If the Auditor determines that there has been an underpayment by Axovant, Axovant shall then promptly pay to Benitec the underpayment within [***] after the Auditor’s decision, plus interest (as set forth in Section 8.8 (Late Payments)) from the original due date. If the Auditor determines that there has been an overcharge by Benitec, Benitec shall then promptly refund to Axovant the overcharge within [***] after the Auditor’s decision, plus interest (as set forth in Section 8.8 (Late Payments)) from the original due date. If the Auditor determines that there has been an overpayment by Axovant, then Axovant may take a credit for such overpayment against any future payments due to Benitec.

8.13    Third Party Payments. Benitec shall be solely responsible for all payments, if any, due with respect to the Compounds or Licensed Products pursuant to the Existing Agreements or other agreements to which Benitec or any of its Affiliates, as of the Effective Date, is a party for a license or rights to intellectual property owned or controlled by any Third Party, including the [***] Agreement entered into by [***] and Benitec and effective as of the [***].

8.14    Net Sales Reporting for Existing Agreements. To the extent an Existing Agreement requires that net sales be calculated and reported on a basis other than the basis on which Net Sales is calculated hereunder, for purposes of determining amounts payable by Benitec to the Third Party licensor under such Existing Agreement and fulfilling Benitec’s reporting obligations to such Third Party licensor, upon Benitec’s written request to Axovant at least [***] but no more than [***] prior to the date a report may be required under an Existing Agreement, Axovant shall, concurrently with its provision to Benitec of the Net Sales calculations, reports and statements to be provided by Axovant pursuant to this Agreement, provide to Benitec such information specifically requested by Benitec (e.g., calculation of such net sales on such other basis and the reporting required by such Existing Agreement) so long as such information is available from the internal reporting systems of Axovant.

8.15	Invoices and Estimates

(a)    Within [***] after the end of each month during the Term, Benitec shall provide Axovant with a good faith estimate of the amount for which it anticipates that it will invoice Axovant for any amounts for which Benitec is required to invoice Axovant under this Agreement in such month.

(b)    Benitec shall include a reasonably detailed description of the work performed or other basis for any amount for which it issues an invoice to Axovant under this Agreement.

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ARTICLE IX
INTELLECTUAL PROPERTY

9.1    Ownership.

(a)    Existing Intellectual Property. As between the Parties, and except as expressly set forth herein, each Party shall retain sole ownership of any Patents, Know-How and other intellectual property Controlled such Party or its Affiliates as of the Effective Date, or developed or acquired by such Party or its Affiliates outside of the performance of this Agreement.

(b)    Data. All Data generated in connection with any Development, regulatory, manufacturing or Commercialization activities with respect to any Compound or any Licensed Product conducted by or on behalf of Axovant or its Affiliates or Sublicensees shall be deemed Collaboration Know-How and Axovant Technology.

(c)    Ownership of Collaboration Inventions and Collaboration Know-How. All Collaboration Inventions and Collaboration Know-How will be and remain at all times Axovant’s sole and exclusive property and shall be deemed to be Axovant’s Confidential Information. Benitec hereby assigns and will cause its Affiliates to assign, and Benitec and its Affiliates automatically will be deemed to have assigned, to Axovant all of Benitec’s and its Affiliates’ right, title and interest in and to all Collaboration Inventions and Collaboration Know-How. Benitec will cause each of its subcontractors to assign to Benitec all of such subcontractor’s right, title and interest in and to all Collaboration Inventions and Collaboration Know-How so that Benitec can assign such Collaboration Inventions and Collaboration Know-How to Axovant as set forth above. At Axovant’s request, and without further compensation other than reimbursement of Benitec’s reasonable, documented out-of-pocket costs directly incurred in connection therewith, Benitec will undertake, and will cause its subcontractors to undertake, all further actions required to perfect Axovant’s title to, and quiet enjoyment of, such Collaboration Inventions and Collaboration Know-How. If for any reason whatsoever Axovant is unable to secure Benitec’s signature on any document needed in connection with furthering the purposes of this Section, Benitec hereby irrevocably designates and appoints Axovant and its duly authorized officers and agents, as Benitec’s and its Affiliates’ agents and attorneys-in-fact, to act for and in behalf and instead of Benitec and its Affiliates, to execute and file any documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by Benitec or its applicable Affiliate, and shall cause its subcontractors to do the same.

(d)    Disclosure of Collaboration Inventions, Collaboration Patents and Collaboration Know-How. Each Party shall promptly disclose to the other Party in writing all Collaboration Inventions, Collaboration Patents and Collaboration Know-How, including any invention disclosures or other similar documents submitted to such Party by its and its Affiliates’ employees, agents or independent contractors describing such Collaboration Inventions, and shall promptly respond to reasonable requests from the other Party for additional information relating to such Collaboration Inventions and Collaboration Know-How.

(e)    Inventorship. Inventorship of Inventions shall be determined by application of U.S. patent laws pertaining to inventorship.

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9.2	Patent Prosecution and Maintenance.

(a)    Axovant Patents. Axovant shall have the sole right, but not the obligation, to control the preparation, filing, prosecution (including any interferences, reissue proceedings, derivation proceedings, reexaminations, inter partes review, oppositions, revocations, post-grant review proceedings and any other proceedings before the U.S. Patent and Trademark Office and any foreign equivalents and appeals therefrom) and maintenance (collectively, “Prosecution and Maintenance”) of all Axovant Patents other than Collaboration Patents and the first right, but not the obligation, to control the Prosecution and Maintenance of all Collaboration Patents, in each case at its sole cost and expense and by counsel of its own choice. With respect to Collaboration Patents, Axovant shall:

(i)    (A) consult with Benitec and keep Benitec reasonably informed of the status of such Patents and shall promptly provide Benitec with all material correspondence received from any patent authority in connection therewith, (B) promptly provide Benitec with drafts of all proposed material filings and correspondence to any patent authority with respect to such Patents for Benitec’s review and comment prior to the submission of such proposed filings and correspondence, and (C) confer with Benitec and consider in good faith Benitec’s comments prior to submitting such filings and correspondence, provided that Benitec provides such comments within [***] (or a shorter period reasonably designated by Axovant if [***] is not practicable given the filing deadline) of receiving the draft filings and correspondence from Axovant.

(ii)    If Axovant desires to abandon or cease Prosecution and Maintenance of any Collaboration Patent, Axovant shall provide reasonable prior written notice to Benitec of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such Patent in the relevant patent office). In such case, upon Benitec’s written election provided no later than [***] after such notice from Axovant, Benitec may assume Prosecution and Maintenance of such Patent at Benitec’s expense. If Benitec does not provide such election within [***] after such notice from Axovant, Axovant may, in its sole discretion, continue Prosecution and Maintenance of such Patent or discontinue Prosecution and Maintenance of such Patent.

(b)    Benitec Platform Patents.    Benitec shall have the sole right, but not the obligation, to control the Prosecution and Maintenance of all Benitec Platform Patents, at its sole cost and expense and by counsel of its own choice. Benitec shall (i) keep Axovant informed as to all material developments with respect to the Prosecution and Maintenance of the Benitec Platform Patents that are being used by Axovant in connection with any Compound or Licensed Product in the Field, including by providing copies of all substantive office actions or any other substantive documents that Benitec receives from or submits to any patent office, including notice of all interferences, reissues, re-examinations, oppositions and post-issuance patent challenges and other proceedings under the U.S. Leahy-Smith America Invents Act, (ii) promptly provide Axovant with drafts of all proposed material filings and correspondence to any patent authority with respect to such Patents for Axovant’s review and comment prior to the submission of such proposed filings and correspondence, and (iii) confer with Axovant and consider in good faith Axovant’s comments prior to submitting such filings and correspondence, provided that Axovant provides such comments within [***] (or a shorter period reasonably designated by Benitec if [***] is not practicable given the filing deadline) of receiving the draft filings and correspondence from Benitec.

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(c)	Benitec Product Patents.

(i)    To the extent not prohibited by the terms of any in-licenses of Benitec Patents from Third Parties to Benitec (including the Existing Agreements) which have been disclosed to Axovant, Axovant shall have the first right, but not the obligation, to control the Prosecution and Maintenance of all Benitec Patents other than the Benitec Platform Patents (the “Benitec Product Patents”), at its sole cost and expense and by counsel selected by Axovant and reasonably acceptable to Benitec.

(ii)    With respect to the Benitec Product Patents described in subsection (i) above, Axovant shall: (A) consult with Benitec and keep Benitec reasonably informed of the status of such Patents and shall promptly provide Benitec with all material correspondence received from any patent authority in connection therewith, (B) promptly provide Benitec with drafts of all proposed material filings and correspondence to any patent authority with respect to such Patents for Benitec’s review and comment prior to the submission of such proposed filings and correspondence, and (C) confer with Benitec and consider in good faith Benitec’s comments prior to submitting such filings and correspondence, provided that Benitec provides such comments within [***] (or a shorter period reasonably designated by Axovant if [***] is not practicable given the filing deadline) of receiving the draft filings and correspondence from Axovant.

(iii)    If Axovant desires to abandon or cease Prosecution and Maintenance of any Benitec Patent, Axovant shall provide reasonable prior written notice to Benitec of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such Patent in the relevant patent office). In such case, upon Benitec’s written election provided no later than [***] after such notice from Axovant, Benitec may assume Prosecution and Maintenance of such Patent at Benitec’s expense (the “Benitec Step-In Right”), to the extent not prohibited by the terms of any licenses of Benitec Patents from Third Parties to Benitec. If Benitec does not provide such election within [***] after such notice from Axovant, Axovant may, in its sole discretion, continue Prosecution and Maintenance of such Patent or discontinue Prosecution and Maintenance of such Patent.

(d)    If Benitec is prevented by any agreement between Benitec and a Third Party licensor from granting to Axovant the first right to Prosecute and Maintain any Benitec Product Patent in accordance with Section 9.2(c)(iii) (Benitec Product Patents), then Benitec shall, to the extent not prohibited by such agreement, maintain patent protection on, and shall not cease to pursue, discontinue its financial support for, abandon or otherwise forfeit, any Benitec Product Patent, except to the extent otherwise consented to by Axovant in writing, such consent not to be unreasonably conditioned, withheld or delayed. To the extent permitted by such agreement, Benitec shall (A) consult with Axovant and keep Axovant reasonably informed of the status of such Patents and shall promptly provide Axovant with all material correspondence received from any patent authority in connection therewith, (B) promptly provide Axovant with drafts of all proposed material filings and correspondence to any patent authority with respect to such Patents for Axovant’s review and comment prior to the submission of such proposed filings and correspondence, and (C) confer with Axovant and consider in good faith Axovant’s comments prior to submitting such filings and correspondence, provided that Axovant provides such comments within [***] (or a shorter period reasonably designated by Benitec if [***] is not practicable given the filing deadline) of receiving the draft filings and correspondence from Benitec.

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9.3    Cooperation of the Parties. If either Benitec or Axovant becomes aware of any challenges by any Third Parties to the validity of any of any Benitec Patent, it will notify the other Party in writing to that effect. Each Party agrees to cooperate fully in the preparation, filing, prosecution, and maintenance of Patents under Section 9.2 (Patent Prosecution and Maintenance), at its own cost. Such cooperation includes: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 9.2 (Patent Prosecution and Maintenance); and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

9.4	Infringement by Third Parties.

(a)    Notice. If either Benitec or Axovant becomes aware of any infringement or threatened infringement by a Third Party of any Benitec Patent, which infringing activity involves the using, making, importing, offering for sale or selling of a Compound or Licensed Product, or the submission to a Party or a Regulatory Authority of an application for a product referencing a Licensed Product, or any declaratory judgment or equivalent action challenging any Benitec Patent in connection with any such infringement (each, a “Product Infringement”), it will notify the other Party in writing to that effect.

(b)	Benitec Patents.

(i)    Subject to this Section 9.4(b) (Benitec Patents) and the terms of Benitec’s license agreements, including the Existing Agreements, Axovant shall, right as between Benitec and Axovant, bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, a Product Infringement of any Benitec Patents, at its own expense and by counsel of its own choice. Benitec may, at its own expense, be represented in any such action by counsel of its own choice, and Axovant and its counsel will reasonably cooperate with Benitec and its counsel in strategizing, preparing, and prosecuting any such action or proceeding. If Axovant fails to bring an action or proceeding with respect to such Product Infringement of any Benitec Patent within (A) [***] following the notice of alleged infringement or declaratory judgment or (B)[***] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Benitec shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and Axovant may, at its own expense, be represented in any such action by counsel of its own choice.

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(ii)    Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to Benitec Patents shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining compensatory damages relating to Licensed Products (including lost sales or lost profits with respect to Licensed Products) shall be retained by the Party that brought and controlled such action or proceeding, and in the case that Axovant brought and controlled such action or proceeding, such remaining recovery, if related to a BB-301 Product shall be deemed to be Net Profits ([***]) subject to profit-based royalty sharing with Benitec in accordance with Section 8.4 (Profit-Based Royalties for BB-301 Products) or, if related to Collaboration Products, shall be deemed to be Net Sales subject to royalty payments to Benitec in accordance with the royalty provisions of Section 8.5 (Royalty Payments for Collaboration Products).

(c)    Axovant Patents. Axovant shall have the sole right, as between Benitec and Axovant, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, a Product Infringement of any Axovant Patents at its own expense and by counsel of its own choice. Any recovery or damages realized as a result of such action or proceeding by Axovant with respect to Axovant Patents in the Territory shall be used first to reimburse Axovant’s documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining recoveries relating to Licensed Products (including lost sales or lost profits with respect to Licensed Products) shall be retained solely by Axovant.

(d)    Biosimilars. Axovant shall be responsible for determining the strategy with respect to certifications, notices and patent enforcement procedures regarding Benitec Patents Covering any Compound or Licensed Product under the U.S. Food, Drug & Cosmetics Act and the Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”). Benitec shall cooperate, as reasonably requested by Axovant, in a manner consistent with this Section. Benitec hereby authorizes Axovant to: (i) provide in any BLA or in connection with the BPCIA, a list of Benitec Patents as required under the BPCIA; (ii) except as otherwise expressly provided in this Agreement, exercise any rights exercisable by Axovant as an exclusive licensee under the BPCIA; and (iii) exercise any rights that may be exercisable by Axovant as reference product sponsor under the BPCIA, including (A) engaging in the Patent resolution provisions of the BPCIA with regard to Benitec Patents Covering any Compound or Licensed Product; and (B) determining which Patents will be the subject of an immediate Patent infringement action under 42 U.S.C. § 262(l)(6) of the BPCIA; provided that with respect to Axovant’s exercise of rights under the BPCIA, Axovant shall consult with a representative of Benitec designated by Benitec in writing and qualified to receive confidential information pursuant to § 262(l)(1) of the BPCIA with respect to Axovant’s exercise of any rights exercisable as reference product sponsor, including providing such representative with timely copies of material correspondence relating to such matters, providing such representative the opportunity, reasonably in advance of any related Axovant action, to comment thereon and to consult with and consider in good faith the requests and suggestions of Benitec with respect to such matters.

(e)    Cooperation. In the event a Party brings an action in accordance with this Section 9.4 (Infringement by Third Parties), the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party to such action.

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(f)    Other Infringement. Benitec shall have the sole right, but not the obligation, to bring and control, at its own cost and expense, any legal action in connection with any infringement of any Benitec Patent that is not a Product Infringement. Axovant shall have the sole right, but not the obligation, to bring and control, at its own cost and expense, any legal action in connection with any infringement of any Axovant Patent that is not a Product Infringement.

9.5    Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the manufacture, Development, or Commercialization of any Compound or Licensed Product infringes or may infringe the intellectual property rights of a Third Party. If a Third Party asserts that any of its Patents or other rights are infringed by the manufacture, Commercialization or Development by Axovant or its Affiliates of any Licensed Product, Axovant shall have the sole right, but not the obligation, to defend against any such assertions at its sole cost and expense. Benitec shall cooperate fully and shall provide full access to documents, information and witnesses as reasonably requested by the Party defending such action. The Party defending the action will reimburse all reasonable, out-of- pocket costs incurred in connection with such requested cooperation. Notwithstanding the foregoing, the Parties’ rights and obligations under this Section 9.5 (Infringement of Third Party Rights), including payment obligations, will be subject to the terms of ARTICLE XI (Indemnification), provided, however, that Benitec’s obligations to indemnify Axovant relating to intellectual property infringement shall be solely as set forth in ARTICLE XI.

9.6    Consent for Settlement. Neither Party shall unilaterally enter into any settlement or compromise of any action or proceeding under this ARTICLE IX (Intellectual Property) that would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably conditioned, withheld, or delayed.

9.7    Patent Marking. Axovant shall mark and ensure that its Affiliates mark all patented Licensed Products they sell or distribute pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and sale thereof.

9.8    Patent Extensions. Axovant shall have sole decision-making authority regarding, and Benitec shall reasonably cooperate with Axovant (and Axovant shall reimburse Benitec’s reasonable, documented, out-of-pocket costs directly incurred in connection therewith) in obtaining, patent term restoration, supplemental protection certificates or their equivalents, and patent term extensions with respect to the Benitec Patents and Axovant Patents in any country in the Territory where applicable. Axovant shall file for such extensions at Axovant’s sole cost and expense.

9.9    Trademarks. Axovant shall own and be responsible for all trademarks, trade names, branding or logos related to Licensed Products in the Field in the Territory (“Marks”). Axovant shall be responsible for selecting, registering, prosecuting, defending, and maintaining all such Marks at Axovant’s sole cost and expense.

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9.10    Relevant Third Party Rights. If either Party identifies any Patent or other intellectual property, Controlled by a Third Party in any country in the Territory that may be commercially necessary in connection with the Development or Commercialization of a Licensed Product hereunder, then, such Party will promptly notify the other Party. Following receipt of such notice, on Benitec’s request, the Parties shall meet and discuss whether Axovant or Benitec should obtain one or more licenses with respect to such rights or take other appropriate measures in view of such Third Party rights, such as whether the Parties should obtain an opinion relating to such Third Party intellectual property rights, or take alternative approaches to avoid using such Third Party intellectual property rights. As between the Parties, Axovant shall have the right, but not the obligation, to negotiate and obtain a license or other rights from such Third Party to such Third Party Right as necessary or desirable to Develop or Commercialize Licensed Products in such country. Notwithstanding the foregoing, if Axovant negotiates and obtains any such license from a Third Party, Axovant shall be entitled to offset payments made on account of such license to the extent set forth in Section 8.4(b)(i) (Benitec Minimum Profit-Based Royalties Adjustment for Third Party License Payments) or 8.5(c)(i) (Royalty Adjustment for Third Party License Payments) as applicable.

ARTICLE X
REPRESENTATIONS AND WARRANTIES

10.1    Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally and equitable principles, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and (d) it has the right to grant the licenses granted by it under this Agreement.

10.2	Mutual Covenants.

(a)    Employees, Consultants and Contractors. Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform Development, manufacturing or Commercialization activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non- use and to assign Inventions in a manner consistent with the provisions of this Agreement.

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(b)    Debarment. Each Party represents, warrants and covenants to the other Party that neither it, nor any of its Affiliates, nor any of its or its Affiliates’ employees, agents, or, to its Knowledge, contractors, has been, or during the Term will be, debarred, disqualified, excluded, suspended or otherwise been deemed ineligible to participate in any health care programs of any Governmental Authority, or convicted of any crime regarding health care products or services that may result in any such debarment, disqualification, exclusion, suspension, ineligibility or conviction, including, without limitation, debarment under 21 U.S.C. § 335a or any similar Applicable Law or exclusion under 42 U.S.C. § 1320a-7 or any similar Applicable Law. If either Party becomes aware of any such actual or threatened debarment, disqualification, exclusion, suspension, ineligibility or conviction that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing.

(c)	Compliance. Each Party covenants as follows:

(i)    In the performance of its obligations under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees, agents and contractors to comply with all Applicable Laws, including all anti-corruption and anti-bribery laws and regulations, economic, trade and financial sanctions, and trade embargoes.

(ii)    Such Party and its and its Affiliates’ employees and contractors shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including either Party (and each Party represents and warrants that as of the Effective Date, such Party, and to its Knowledge, its and its Affiliates’ employees and contractors, have not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of such Party’s obligations under this Agreement, and each Party covenants that it and its Affiliates’ employees and contractors shall not, directly or indirectly, engage in any of the foregoing).

10.3    Neither Party, nor any of its directors, officers, employees or subcontractors, or, to its knowledge, agents, is subject to economic, trade or financial sanctions under Applicable Law. Neither Party will, directly or indirectly, use the proceeds of the transactions contemplated hereby, or lend, contribute or otherwise make available such proceeds, to any individual or entity otherwise subject to such sanctions.

10.4    Additional Benitec Representations, Warranties and Covenants. Benitec represents, warrants and covenants, as applicable, to Axovant that, as of the Effective Date:

(a)    neither it nor any of its Affiliates have previously assigned, transferred, conveyed or otherwise encumbered its respective right, title and interest in any of the Patents listed on Exhibit A Covering BB-301 Compound or any Compound directed to PABPN1 or any Scheduled Target in the Field in the Territory in a manner that is inconsistent with the exclusive licenses granted to Axovant under Section 2.1 (Licenses to Axovant);

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(b)    all issued Patents listed on Exhibit A (i) are (A) to Benitec’s Knowledge, subsisting and are not invalid or unenforceable, in whole or in part and (B) free of any encumbrance, lien or claim of ownership by any Third Party and (ii) have been prosecuted, filed and maintained in accordance with Applicable Law and all applicable fees have been paid on or before the due date for payment. With respect to any pending applications listed on Exhibit A, such applications are being prosecuted in the respective patent offices in the Territory in accordance with Applicable Law and Benitec and its Affiliates have presented all relevant references, documents, and information of which it or the inventors are aware to the relevant patent examiner at the relevant patent office;

(c)    true, complete and correct copies of the file wrappers and other documents and materials relating to the prosecution, defense, maintenance, validity and enforceability of the Patents listed on Exhibit A have been provided or made available to Axovant prior to the Effective Date;

(d)    to Benitec’s Knowledge, (i) each person who has or has had any rights in or to any Patents listed in Section 1 of Exhibit A or any Benitec Know-How, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Patents listed in Section 1 of Exhibit A and Benitec Know-How to Benitec, and (ii) no current officer, employee, agent, or consultant of Benitec or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of the Patents listed on Exhibit A or other intellectual property or proprietary Know-How of Benitec or such Affiliate or of any employment contract relating to the relationship of any such person with Benitec;

(e)    neither Benitec nor any of its Affiliates have received any notice from a Third Party that the Development of BB-301 conducted by Benitec prior to the Effective Date has infringed any Patents of any Third Party or misappropriated any other intellectual property of any Third Party and has no Knowledge of any imminent or likely threat from a Third Party of such infringement or misappropriation;

(f)    neither Benitec nor any of its Affiliates have granted to any Third Party, and no Third Party retains, any rights relating to any BB-301 Compound, and neither Benitec nor any of its Affiliates will during the Term grant any right to any Third Party under the Benitec Technology that would conflict with the rights granted to Axovant hereunder;

(g)    to Benitec’s Knowledge, no Third Party is infringing or misappropriating any of the Benitec Technology;

(h)    no claim or action has been brought or, to Benitec’s Knowledge, threatened in writing by any Third Party alleging that the Benitec Patents are invalid or unenforceable, and no Benitec Patent is the subject of any interference, derivation, opposition, cancellation or other protest proceeding;

(i)    the patents and patent applications listed on Exhibit A constitute all existing Benitec Patents relating to the development and commercialization of BB-301 Compound and Compounds directed to PABPN1 or a Scheduled Target in the Field in the Territory;

(j)    to Benitec’s Knowledge, there is no Know-How necessary for the Development and manufacture of BB-301 Compound or any Compound directed to PABPN1 or a Scheduled Target in the Field in the Territory that is Controlled (mutatis mutandis) by any Third Party;

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(k)    neither Benitec nor its Affiliates has granted any Third Party any rights of reference or use with respect to any Regulatory Documentation;

(l)    Schedule 10.4(l) sets forth a list of all agreements to which Benitec or any of its Affiliates is a party under which Benitec grants a sublicense of rights obtained under such agreement to Axovant pursuant to this Agreement (“Existing Agreements”). All Existing Agreements are in full force and effect, no notice has been delivered of any breach under such Existing Agreements and no rights granted herein are inconsistent with any Existing Agreement. Benitec and its Affiliates, and to Benitec’s Knowledge, the other parties to the Existing Agreements are in compliance in all material respects with the Existing Agreements. Benitec has provided true and complete copies of such Existing Agreements to Axovant;

(m)     Schedule 10.4(m) sets forth a list of all Third Party vendors which have performed any substantive work relating to any BB-301 Compound on behalf of Benitec or its Affiliates (i) in the twelve (12) months preceding the Effective Date or (ii) as of the Effective Date;

(n)    To Benitec’s Knowledge, there are no circumstances currently existing that would reasonably be expected to lead to any loss of or refusal to renew any Regulatory Approval or result in an investigation, corrective action or enforcement action by any other Regulatory Authority with respect to BB-301 Compound or any Compound directed to PABPN1 or any Scheduled Target in the Field in the Territory;

(o)    Benitec has no Knowledge of any material side effect or adverse effect (each, in humans or animals) resulting from, or alleged to result from BB-301 Compound or any Compound directed to PABPN1 or any Scheduled Target in the Field in the Territory;

(p)    to Benitec’s Knowledge, it has provided Axovant with true, accurate and complete information, reports and data concerning all scientific studies relating to BB-301 Compound or any Compound directed to PABPN1 or any Scheduled Target in the Field in the Territory;

(q)    the research, Development and manufacture of all BB-301 Compounds and BB- 301 Products by or on behalf of Benitec and its Affiliates prior to the Effective Date has been conducted compliance with Applicable Law and regulatory standards, including as applicable those relating to GLP, and no person made any claim, or has a bona fide legal basis to make a claim, of personal injury, death or injury to property arising from the performance of such research, Development or manufacture;

(r)    no Third Party that has conducted any research, Development or manufacture of any BB-301 Compound or BB-301 Product by or on behalf of Benitec and its Affiliates prior to the Effective Date has, with respect to any contract between such Third Party and Benitec or its applicable Affiliate, (i) made any claim of breach of such contract, or (ii) has a bona fide legal basis to make a claim of breach of such contract, in each case, against Benitec or its applicable Affiliate;

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(s)    Benitec has disclosed to Axovant all Patents owned or controlled by any Third Party of which Benitec is aware that, in Benitec’s reasonable good faith judgement, may be reasonably necessary for the manufacture, Development or Commercialization or to otherwise the BB-301 Compounds (including any vector used in conjunction therewith) in the Field in the Territory as such BB-301 Compounds exist as of the Effective Date;

(t)    all animal studies and other non-clinical tests conducted by Benitec or its Affiliates relating to any Compound were conducted by or on behalf of Benitec or its Affiliates in all material respects in accordance with its or their standard operating procedures for the conduct of animal or non-clinical studies at the time such tests were conducted;

(u)    no license or rights to any [***] are necessary to make, have made, use, sell offer for sale, import or export BB-301 Compounds in any country in the Territory;

(v)    neither Benitec nor any of its Affiliates have used any [***] in connection with the research or Development of BB-301 Compounds or any gene therapy construct licensed to Axovant hereunder; and

(w)    To Benitec’s Knowledge, [***] is not necessary for the Commercialization of BB-301 Compounds for therapeutic applications.

10.5    Third Party Vendors. Benitec (a) represents warrants that, as of the Effective Date it has made all payments due to the Third Party Vendors, including to [***], and (b) covenants that, following the Effective Date, it shall make all payments due to (i) the Third Party Vendors, including to [***], and (ii) any of its subcontractors performing any research or Development activities hereunder, subject to Benitec’s withholding of amounts for which there is a reasonable, good faith dispute.

10.6    No Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

ARTICLE XI
INDEMNIFICATION

11.1    Indemnification by Benitec. Benitec shall indemnify and hold Axovant, its Affiliates and Sublicensees, and their respective officers, directors, agents and employees (“Axovant Indemnitees”) harmless from and against any Claims to the extent arising or resulting from:

(a)    the gross negligence or willful misconduct of any of the Benitec Indemnitees;

(b)    any breach of any of the warranties or representations made by Benitec to Axovant under this Agreement; or

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(c)	any breach by Benitec of any covenant or obligation under this Agreement.

in each case, except to the extent such Claims result from Section 11.2(a)–(d) (Indemnification by Axovant).

11.2    Indemnification by Axovant. Axovant shall indemnify and hold Benitec, its Affiliates, and their respective officers, directors, agents and employees (“Benitec Indemnitees”) harmless from and against any Claims to the extent arising or resulting from:

(a)    the research, development (both pre-clinical and clinical), manufacture, promotion, or commercialization of any Compound or Licensed Product by or on behalf of Axovant, its Affiliates, or Sublicensees on or after the Effective Date;

(b)	the gross negligence or willful misconduct of any Axovant Indemnitees;

(c)    any breach of any of the warranties or representations made by Axovant to Benitec under this Agreement; or

(d)    any breach by Axovant of any covenant or obligation under this Agreement; in each case, except to the extent such Claims result from Section 11.1(a)–(c) (Indemnification by Benitec).

11.3    Indemnification Procedure. If either Party is seeking indemnification under Sections 11.1 (Indemnification by Benitec) or 11.2 (Indemnification by Axovant) (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such section as soon as reasonably practicable after receiving notice of the claim, provided that the failure or delay by an Indemnified Party to give such notice of a Claim shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party is actually and materially prejudiced as a result of such failure or delay to give notice, in which case the Indemnifying Party shall be relieved of its obligation under this ARTICLE XI (Indemnification). The Indemnifying Party may assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party may participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without such Party’s written consent, which consent shall not be unreasonably conditioned, withheld, or delayed. If the Parties cannot agree as to the application of Section 11.1 (Indemnification by Benitec) or Section 11.2 (Indemnification by Axovant) as to any claim, pending resolution of the dispute pursuant to Section 14.9 (Dispute Resolution), the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 11.1 (Indemnification by Benitec) or Section 11.2 (Indemnification by Axovant) upon resolution of the underlying claim.

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11.4    Mitigation of Loss. Each Indemnified Party shall take, and shall procure that its Affiliates take, all such reasonable steps and actions as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this ARTICLE XI (Indemnification). Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

11.5    Special, Indirect and Other Losses. EXCEPT IN THE EVENT OF A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR BREACH OF ARTICLE XII (CONFIDENTIALITY), NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 11.5 (Special, Indirect and Other Losses) shall not be construed to limit either Party’s indemnification obligations under Section 11.1 (Indemnification by Benitec) or Section 11.2 (Indemnification by Axovant), as applicable. Nothing in this Section 11.5 (Special, Indirect and Other Losses) shall prejudice or limit either Party’s rights and remedies available at law or equity relating to the unauthorized use of such Party’s or its Affiliates’ intellectual property by the other Party or its Affiliates.

11.6    Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. Without limiting the foregoing, Axovant shall, at its own expense, procure and maintain insurance, including, without limitation, product liability insurance, in a manner adequate to cover its activities obligations hereunder and consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being manufactured, clinically tested or commercially distributed or sold. It is understood that such insurance shall not be construed to create any limitation of Axovant’s liability under or in connection with this Agreement. Axovant shall provide Benitec with written evidence of such insurance or self-insurance upon request.

ARTICLE XII
CONFIDENTIALITY; PUBLICATION

12.1    Duty of Confidence. The Parties hereby agree as follows:

(a)    all Confidential Information disclosed by a Party (the “Disclosing Party”) or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party (the “Receiving Party”) and its Affiliates using at least the same standard of care as the Receiving Party uses to protect its own proprietary or Confidential Information (but in no event less than reasonable care);

(b)    the Receiving Party may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement; and

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(c)    the Receiving Party may disclose Confidential Information of the Disclosing Party only to: (i) the Receiving Party’s Affiliates and, in the case of Axovant as the Receiving Party, its Sublicensees; and (ii) employees, directors, agents, contractors, consultants and advisers of the Receiving Party and its Affiliates and, in the case of Axovant as the Receiving Party, Sublicensees, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such persons are bound to maintain the confidentiality, and not to make any unauthorized use, of the Confidential Information in a manner consistent with this ARTICLE XII (Confidentiality; Publication).

12.2    Exceptions. The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate by competent evidence that such Confidential Information:

(a)    is lawfully known by the Receiving Party at the time of its receipt, not through a prior disclosure by the Disclosing Party, and from a source that was not known to have a duty of confidentiality, as shown by contemporaneous written documents of the Receiving Party, provided that this Section 12.2(a) shall not apply to any Collaboration Inventions, Collaboration Know-How or Benitec Know-How that is solely related to a Compound or a Licensed Product;

(b)    is in the public domain by use or publication before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of, or breach of this Agreement by, the Receiving Party;

(c)    is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(d)    is developed by the Receiving Party independently and without use of or reference to any Confidential Information of the Disclosing Party, as shown by contemporaneous written documents of the Receiving Party.

12.3    Authorized Disclosures. Notwithstanding the obligations set forth in Section 12.1 (Duty of Confidence), the Receiving Party may disclose Confidential Information of the Disclosing Party and the terms of this Agreement to the extent such disclosure is reasonably necessary in the following instances:

(a)    filing or prosecuting of Patents as permitted by this Agreement;

(b)    enforcing the Receiving Party’s rights under this Agreement or performing the Receiving Party’s obligations under this Agreement;

(c)    in Regulatory Documentation for Licensed Products that such Party has the right to file under this Agreement;

(d)	prosecuting or defending litigation as permitted by this Agreement;

(e)    by Benitec to Third Party licensor counterparties to Existing Agreements to satisfy Benitec’s obligations under such Existing Agreements, marked as confidential;

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(f)    to the Receiving Party’s directors, Affiliates, actual or potential Sublicensees (in the case of Axovant), commercial partners, independent contractors, consultants, attorneys, independent accountants or financial advisors who, in each case, have a need to know such Confidential Information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided that, in each case, that any such person agrees to be bound written terms, or legally enforceable obligations, of confidentiality and non-use consistent with the terms hereof (or, in the case of the Receiving Party’s attorneys and independent accountants, such person is obligated by applicable professional or ethical obligations) and that are at least as restrictive as those set forth in this ARTICLE XII (Confidentiality; Publication);

(g)    to actual or potential investors, investment bankers, lenders, other financing sources or acquirors (and attorneys and independent accountants thereof) in connection with potential investment, acquisition, collaboration, merger, public offering, due diligence or similar investigations by such Third Parties or in confidential financing documents, provided that, in each case, that any such Third Party agrees to be bound by written terms, or legally enforceable obligations, of confidentiality and non-use consistent with the terms hereof (or, in the case of the Receiving Party’s attorneys and independent accountants, such Third Party is obligated by applicable professional or ethical obligations) that are no less stringent than those contained in this Agreement (except to the extent that a shorter confidentiality period is customary in the industry); and

(h)    such disclosure is required by court order, judicial or administrative process or Applicable Law, provided that in such event the Receiving Party shall promptly inform the Disclosing Party of such required disclosure and provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as required by court order, judicial or administrative process or Applicable Law shall remain otherwise subject to the confidentiality and non-use provisions of this ARTICLE XII (Confidentiality; Publication), and the Receiving Party shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information; provided, that to the extent practicable, the Receiving Party provides prior written notice of such intended disclosure to the Disclosing Party and assists the Disclosing Party in its reasonable and lawful efforts to avoid or minimize the degree of such disclosure.

12.4    Publication. Benitec shall not publish nor otherwise publicly disclose any data or results regarding any Compound or Licensed Product without the prior written consent of Axovant. Benitec represents and warrants that it does not have any data, results, or publications relating to any Compound or Licensed Product currently under review that may be published or otherwise disclosed after the Effective Date. Prior to publishing a peer reviewed manuscript disclosing the results of studies carried out under this Agreement, Axovant shall use Commercially Reasonable Efforts to provide Benitec with an opportunity to review any such publication that relates to any Compound or Licensed Product prior to its intended submission for publication.

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12.5    Publicity; Use of Names. No disclosure of the existence, or the terms, of this Agreement may be made by either Party or its Affiliates, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as set forth in Section 12.7 (Disclosure to the SEC) or as otherwise may be required by law. Notwithstanding the above, each Party and its Affiliates may disclose on its website and in its promotional materials that the other Party is a development partner of such Party for the Licensed Products and may use the other Party’s name and logo in conjunction with such disclosure.

12.6    Prior Confidentiality Agreement. As of the Effective Date, the terms of this ARTICLE XII (Confidentiality; Publication) shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement, including the Confidentiality Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

12.7	Disclosure to the SEC.

(a)    A Party may disclose this Agreement and its terms, and material developments or material information generated under this Agreement, in securities filings with the U.S. Securities and Exchange Commission (“SEC”) (or equivalent foreign agency, such as the Australian Securities Exchange or the Australian Securities and Investments Commission) to the extent required by law after complying with the procedure set forth in this Section 12.7 (Disclosure to the SEC). In such event, the Party seeking to make such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no more than [***] after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the timelines prescribed by applicable SEC regulations. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of this Agreement from the SEC as represented by the redacted version reviewed by the other Party.

(b)    Further, each Party acknowledges that the other Party may be legally required, or may be required by the listing rules of any exchange on which the other Party’s or its Affiliate’s securities are traded, to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by law or such listing rules, provided that the Party seeking such disclosure shall provide the other Party with a copy of the proposed text of such disclosure sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment thereon.

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12.8	Press Releases.

(a)    The Parties shall cooperate to issue a mutually agreeable press releases announcing the entering into this Agreement. Thereafter, if either Party desires to issue a press release or make a public announcement concerning the material terms of this Agreement or the Development or Commercialization of the Licensed Product under this Agreement, such as the achievement of Regulatory Approvals of the Licensed Product, such Party shall provide the other Party with the proposed text of such announcement [***] in advance of such announcement for prior review and approval by such other Party. No Party shall issue a press release or other public announcement relating to this Agreement without the other Party’s prior written consent, except as permitted pursuant to Sections 12.4 (Publication), 12.7 (Disclosure to SEC) and 12.8 (Press Release).

(b)    The Parties agree that after a public disclosure has been made or a press release or other public announcement has been issued in compliance with this Agreement, each Party may make subsequent public disclosures or issue press releases or other public announcements disclosing the same content without having to obtain the other Party’s prior consent and approval.

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12.9    Reporting of Financial Information. From and after the Effective Date, to the extent required by the SEC in connection with a Party or an Affiliate of a Party registering securities in a public offering (the applicable Party, a “Reporting Party”), the other Party (the “Other Party”) shall (a) cooperate with the Reporting Party or its Affiliates and their respective accountants and auditors by providing access to information, books, and records related to the Licensed Products as the Reporting Party may reasonably request in connection with the preparation by the Reporting Party or its Affiliates of historical and pro forma financial statements related to the Licensed Products as may be required to be included in any filing made by the Reporting Party or any of its Affiliates under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation S-X and (b) without limiting the foregoing, shall provide the Reporting Party with such information as is required for the Reporting Party or its Affiliates to prepare audited “carve out” financial statements related to the Licensed Products, for the two (2) Fiscal Years prior to the Effective Date (or such shorter period as agreed to by the Reporting Party) and information requested by the Reporting Party and reasonably necessary to prepare any applicable pro forma financial information required to be filed by the Reporting Party with the SEC. Such cooperation shall include, as applicable, (i) the signing of management representation letters to the extent required in connection with any such audit performed by the Reporting Party’s auditors, (ii) providing the Reporting Party or its Affiliates and their respective accountants and auditors with access to management representation letters provided by the Other Party to such Other Party’s accountants and auditors, and (iii) causing the Other Party’s accountants, auditors, and counsel to cooperate with the Reporting Party or its Affiliates and its accountants, auditors, and counsel in connection with the preparation and audit of any financial information to be provided under this Section 12.9 (Reporting of Financial Information). If the Other Party is required to provide the Reporting Party with the audited financial statements contemplated hereunder, the selection of an external audit firm will be at the discretion of the Other Party. Such financial statements shall be derived from the Other Party’s historical financial statements, and accurately present in all material respects the financial position of the Licensed Products as of the dates thereof. the Other Party hereby consents to the inclusion or incorporation by reference of any financial statements provided to the Reporting Party under this Section 12.9 (Reporting of Financial Information) in any filing by the Reporting Party or its Affiliates with the SEC and, upon request therefor of the Reporting Party, agrees to request that any auditor of the Other Party that audits any financial statements provided to the Reporting Party or its Affiliates under this Section 12.9 (Reporting of Financial Information) consent to the inclusion or incorporation by reference of its audit opinion with respect to such financial statements in any filing by the Reporting Party or its Affiliates with the SEC.

ARTICLE XIII
TERM AND TERMINATION

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13.1 Term. Unless earlier terminated as permitted by this Agreement, the term of this Agreement shall commence upon the Effective Date and continue in full force and effect, on a Licensed Product-by-Licensed Product basis, until (a) with respect to BB-301 Products, the expiration of the payments required by Axovant pursuant to Section 8.4 (Profit-Based Royalties for BB-301 Products) (i.e., until the occurrence of a Buy-Out Closing) in accordance with Section 1.3 of Exhibit B (Expiration and Buyout), and (b) with respect to Collaboration Products, the expiration of the Royalty Term for such Collaboration Product in the Territory (the “Term”). Upon the expiration (but not early termination) of the Term for any such Licensed Product, the licenses granted to Axovant shall continue in effect, as an exclusive, fully paid-up, royalty-free, transferable, perpetual and irrevocable, with the right to grant Sublicenses through multiple tiers, with respect to such Licensed Product in the Field in the Territory.

13.2    Termination.

(a)    Termination by Axovant for Convenience. At any time, Axovant may terminate this Agreement, at its sole discretion and for any reason or no reason, (1) in its entirety, (2) solely with respect to BB-301 Products or (3) solely with respect to one or more Collaboration Programs, in each case by providing written notice of termination to Benitec, which notice includes an effective date of termination at least:

(i)[***] after the date of the notice if the notice is given before the Regulatory Approval of any Licensed Product (with respect to a termination under subclause (a)(1)), any BB-301 Product (with respect to a termination under subclause (a)(2)) or any Collaboration Product from the terminated Collaboration Program (with respect to a termination under subclause (a)(3)); or

(ii)[***] after the date of the notice if the notice is given after the Regulatory Approval of any Licensed Product (with respect to a termination under subclause (a)(1)), any BB-301 Product (with respect to a termination under subclause (a)(2)) or any Collaboration Product from the terminated Collaboration Program (with respect to a termination under subclause (a)(3)).

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(b)    Termination for Cause. If either Party believes that the other is in material breach of its obligations hereunder, then the non-breaching Party may deliver notice of such breach to the other Party. The allegedly breaching Party shall have [***] (or [***] in the case of any payment breach) to cure such breach from the receipt of the notice; provided that, if such breach is capable of being cured but cannot be cured within such [***], the breaching Party may cure such breach during an additional period as is reasonable in the circumstances by initiating actions to cure such breach during such [***] period and using Commercially Reasonable Efforts to pursue such actions, provided that such additional cure period shall be capped at an additional [***]. If the allegedly breaching Party fails to cure that breach within the applicable period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement on written notice of termination. Axovant’s failure to use Commercially Reasonable Efforts as required by Section 4.2 (Development Diligence) or Section 7.2 (Commercial Diligence) shall be deemed a material breach by Axovant of this Agreement with respect to BB-301 or the applicable Collaboration Program (as applicable). Any right to terminate this Agreement under this Section 13.2(b) (Termination for Cause) shall be stayed and the applicable cure period tolled if, during such cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Section 14.9 (Dispute Resolution) with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Section 14.9 (Dispute Resolution). If a Party is determined to be in material breach of this Agreement, the other Party may terminate this Agreement if the breaching Party fails to cure the breach within [***] after the conclusion of the dispute resolution procedure (and such termination shall then be effective upon written notification from the notifying Party to the breaching Party). For clarity, if such material breach relates solely to BB-301 Products, the non-breaching Party shall have the right to terminate this Agreement solely with respect to BB-301 Products, and if such material breach relates solely to one or more Collaboration Programs, the non-breaching Party shall have the right to terminate this Agreement solely with respect to such Collaboration Programs.

(c)    Termination for Bankruptcy. This Agreement may be terminated at any time during the Term by either Party upon the other Party’s filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party (each, an “Insolvency Event”); provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.

13.3	Effect of Termination.

(a)    Upon termination of this Agreement by either Party pursuant to Section 13.2(a) (Termination by Axovant for Convenience); Section 13.2(b) (Termination for Cause), or Section 13.2(c) (Termination for Bankruptcy), the following consequences shall apply and shall be effective as of the effective date of such termination, provided that if such termination is only with respect to BB-301 Products or one or more Collaboration Programs, then such consequences shall only apply with respect to such BB-301 Products or Collaboration Program:

(i)    Axovant’s licenses under Section 2.1 (Licenses to Axovant) shall terminate;
(ii)    Benitec shall not have any obligations under Section 2.6 (Exclusivity) with respect to the relevant Collaboration Target and/or PABPN1, as applicable.

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(iii)    Any Benitec Know-How that is solely related to any Compound(s) to which the termination applies shall no longer be considered the Confidential Information of Axovant and shall, as of the effective date of termination be the Confidential Information of Benitec.

(iv)    Axovant shall return to Benitec or destroy, at Benitec’s election, all Confidential Information of Benitec, including all copies thereof and all materials, substances and compositions delivered or provided by Benitec to Axovant; provided, however, that Axovant may keep one copy of such Confidential Information in its legal files solely for the purpose of enabling it to comply with the provisions of this Agreement, and Axovant shall not be required to remove such Confidential Information from its back-up or archive electronic records, including its electronic laboratory notebook and laboratory information management systems; and

(v)    Benitec shall be solely responsible for all, but shall not be obligated to conduct any, future Development, manufacture and Commercialization of Compounds and Licensed Products in the Field, at its sole cost and expense.

(b)    Upon termination of this Agreement by Axovant pursuant to Section 13.2(a) (Termination by Axovant for Convenience) or by Benitec pursuant to Section 13.2(b) (Termination for Cause) or Section 13.2(c) (Termination for Bankruptcy), the following consequences shall apply and shall be effective as of the effective date of such termination:

(i)    Axovant hereby grants to Benitec, effective only upon such termination, a non-exclusive, worldwide, fully paid-up, perpetual and irrevocable license, with the right to grant sublicenses through multiple tiers, under the Axovant Technology (including Axovant’s interest in the applicable Collaboration IP) to research, Develop, make, have made, use, distribute, sell, offer for sale, have sold, import, export, and otherwise Commercialize Compounds and Licensed Products in the Field. For clarity, Benitec shall, following such termination, be solely responsible for the payment of any monies payable to a Third Party licensor of Axovant or its Affiliates for rights to intellectual property included in Axovant Technology based upon the Development, manufacture and Commercialization of Compounds and Licensed Products in the Field by Benitec, its Affiliates or licensees, which payments shall be made on a pro rata basis reasonably agreed by the Parties taking into account the value of the Third Party license to Axovant with respect to compounds and products other than the Compounds and Licensed Products hereunder, which pro rata allocation shall, if the Parties do not agree, shall be finally determined pursuant to Section 14.10 (Baseball Arbitration).

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(ii)    If requested in writing by Benitec, Axovant shall grant to Benitec, effective only upon such termination, an exclusive, worldwide, royalty-bearing, perpetual and irrevocable license, with the right to grant sublicenses through multiple tiers, under the Axovant Technology (including Axovant’s interest in the applicable Collaboration IP) to research, Develop, make, have made, use, distribute, sell, offer for sale, have sold, import, export, and otherwise Commercialize Compounds and Licensed Products in the Field. The Parties shall negotiate the terms of such license in good faith for a period not to exceed [***], including milestone payments to become due upon the achievement of the then-remaining development milestone events set forth in Section 8.3(a) (Development and Regulatory Milestone Payments) and the sales- based milestone events set forth in Section 8.3(b) (Sales Milestone Payments), together with royalty payments; if the Parties are unable to agree on the terms and execute a definitive agreement with respect to the license during such [***] negotiation period, then they shall have such terms determined pursuant to Section 14.10 (Baseball Arbitration).

(iii)    Axovant shall assign to Benitec all Regulatory Documentation, all Regulatory Approvals and any other licenses or permits issued by any Governmental Authorities that are necessary for the Development, manufacture or Commercialization of any Compound and Licensed Product, to the extent solely related to the relevant Compound and/or Licensed Product;

(iv)    Axovant shall use Commercially Reasonable Efforts to provide to Benitec or its designees all assistance reasonably necessary to assist Benitec in transitioning to Benitec or its designee all aspects of the Parties’ relationship hereunder, including all work in progress and including by disclosing to Benitec all Axovant Know-How to the extent not already known to Benitec that is reasonably useful for Benitec to Develop, manufacture and Commercialize Compounds and Licensed Products in the Field; in addition, Axovant shall, at Benitec’s request, provide reasonable technical assistance and transfer all Axovant Know-How necessary to manufacture Compounds and Licensed Products to Benitec or its designee, and Benitec shall reimburse Axovant for its reasonable expenses associated with such technical assistance and the transfer of Axovant Know-How including to all employee expenses of Axovant;

(v)    Axovant shall, at Benitec’s request and election, use Commercially Reasonable Efforts to facilitate negotiations between Benitec and Axovant’s Third Party providers of clinical research, manufacturing, health plan coverage, marketing sales or distribution services, including, without limitation, with respect to group purchasing arrangements and pharmacy benefit management;

(vi)    Axovant shall, and hereby does, effective on such termination, assign to Benitec all of Axovant’s and its Affiliates’ right, title and interest in and to any and all trademarks (including the Marks) used by Axovant and its Affiliates in the Territory in connection with its Development, manufacture or Commercialization of Licensed Products (excluding any such trademarks that include, in whole or part, any corporate name or logo of Axovant or its Affiliates), including all goodwill therein; and

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(vii)    At Benitec’s reasonable request, and without further compensation other than reimbursement of Axovant’s reasonable, documented out-of-pocket costs directly incurred in connection therewith, Axovant will undertake, and will use Commercially Reasonable Efforts to cause its subcontractors to undertake, all further actions reasonably required to perfect Benitec’s right, title and interest in and to, and quiet enjoyment of, all of the items set forth in Sections 13.3(b)(iii) and (vi) (Effect of Termination) (including the execution of such instruments, assignments and documents as may be necessary to effect, evidence, register and record such assignment).

13.4    Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. Without limiting the foregoing, the following Sections and Articles of this Agreement will survive termination or expiration for any reason: ARTICLE I (to the extent definitions are used in the following Sections or portions thereof), Section 2.2 (with respect to responsibility for sublicensees); Section 2.7; Section 3.4(b) (with respect to responsibility for sublicensees); Section 4.5 (with respect to responsibility); Section 5.3 (only in the case of expiration); Section 8.10 (for the time periods therein); Section 8.11; Section 9.1 (for Data and Inventions generated or otherwise made during the Term); Section 10.6; Sections 11.1 – 11.6; ARTICLE XII (other than Section 12.4 and Section 12.8) (including the Sections referenced therein, if applicable); Section 13.3; Section 13.4; Section 13.5; Section 14.1; Section 14.3 - Section 14.5; and Section 14.7 – Section 14.18. In addition, the applicable provisions of ARTICLE II, ARTICLE III, ARTICLE IV, ARTICLE VI, and ARTICLE VIII, whether or not identified in the above, will survive, in each case, solely to the extent required to make final reimbursements, reconciliations or other payments or any other costs and expenses incurred or accrued prior to the date of termination or expiration and payable under the terms of this Agreement. If this Agreement is terminated with respect to a given Collaboration Program, but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the terminated Collaboration Program (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety or as otherwise necessary for the Parties to exercise their rights with respect thereto) and all provisions not surviving in accordance with the foregoing shall terminate with respect to the terminated Collaboration Program, as applicable, upon the effective date of termination thereof.

13.5    Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

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ARTICLE XIV
GENERAL PROVISIONS

14.1    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. Subject to Section 14.9 (Dispute Resolution), each Party hereto (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement; (b) agrees to commence any such action, suit or proceeding in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County; and (c) hereby irrevocably and unconditionally waives any objection to the laying of any such suit, action or other proceeding in such courts and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

14.2	Assignment.

(a)    Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably conditioned, withheld, or delayed); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent: (i) in connection with the transfer or sale of all or substantially all of the business or assets of such Party to which this Agreement relates to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise; provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) and its Affiliates existing prior to the transaction shall not be included in the technology licensed hereunder (a “Sale Transaction”); or (ii) to an Affiliate, provided that the assigning Party shall ensure that the assignee assumes the rights and obligations under this Agreement, or it shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Section 14.2 (Assignment) shall be null and void.

(b)    In the event of (a) a Sale Transaction by a Party, or (b) the acquisition by a Party of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, an “Acquiree”), whether by merger, consolidation, divestiture, restructure, sale of stock, sale of assets or otherwise (an “Acquisition”), intellectual property rights of the acquiring party in a Sales Transaction or the Acquiree, if other than one of the Parties to this Agreement (together with any entities that were Affiliates of such Acquiree, as applicable), in each case existing prior to such transaction shall not be included in the technology licensed hereunder or otherwise subject to this Agreement.

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14.3    Entire Agreement; Modification. This Agreement is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including the Confidentiality Agreement and for clarity, the confidential and proprietary information exchanged thereunder shall be treated as Confidential Information under this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

14.4    Relationship Between the Parties. The Parties’ relationship with one another, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party. Neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

14.5    Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

14.6    Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (excluding payment obligations) to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any Governmental Authority or unavailability of materials related to the manufacture of Compounds or Licensed Products. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances and to perform its obligations in spite of the ongoing circumstances.

14.7    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provisions adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions which, insofar as practical, implement the purposes of this Agreement.

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14.8    Notices. Any notice to be given under this Agreement must be in writing and delivered (a) in person (receipt confirmed in writing), (b) by internationally recognized overnight courier, with a copy via e-mail with delivery and return receipts requested and confirmation of delivery thereafter, either to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon official confirmation of receipt by the courier service.

If to Benitec:
Benitec Biopharma
Suite 1201, 99 Mount Street
North Sydney NSW 2060
Australia
Attention: Chief Executive Officer
With a copy to: [***]

If to Axovant:
Axovant Sciences GmbH
Viaduktstrasse 8
4051 Basel, Switzerland
Attention: President and Chief Commercial Officer With a copy to: [***]

14.9	Dispute Resolution

(a)    The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. Subject to Section 14.9(h) (Dispute Resolution), in the event the Parties cannot resolve such dispute, controversy or claim within a period of [***] after notice of a dispute from one Party to the other, then the matter shall be referred to designated senior executives of the Parties for resolution by the sending of a Notice of Dispute(s) for Executive Resolution. The designated senior executives shall endeavor to meet in person within [***] following transmittal of the Notice of Dispute(s) for Executive Resolution. The initial designated senior executives shall be the President of Axovant, and Executive Chairman of Benitec. Each Party shall be entitled to name substitute senior executives upon written notice to the other Party.

(b)    Except as expressly set forth in Section 14.9(h) (Dispute Resolution), if, after going through this procedure, the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (defined in Section 14.9(g) (Dispute Resolution)) shall be finally resolved by binding arbitration administered by JAMS pursuant to JAMS’ Streamlined Arbitration Rules and Procedures then in effect (the “JAMS Rules”).

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(c)    The arbitration shall be conducted by a panel of three (3) neutral arbitrators, each of whom shall have significant legal or business experience in the pharmaceutical industry, and none of whom shall be a current or former employee or director, or a current significant shareholder, of either Party or any of their respective Affiliates or any Sublicensee: within [***] after initiation of arbitration, each Party shall select one (1) person to act as arbitrator and the two (2) Party-selected arbitrators shall select a third (3rd) arbitrator within [***] of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third (3rd) arbitrator, the third (3rd) arbitrator shall be appointed by JAMS. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English. Within [***] after selection of the third arbitrator, the arbitrators shall conduct the Preliminary Conference (as defined in the JAMS Rules). In addressing any of the subjects within the scope of the Preliminary Conference, the arbitrators shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the arbitration. The award rendered by the arbitrators shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(d)    Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. The arbitrators’ authority to award punitive or any other type of damages not measured by a Party’s compensatory damages shall be subject to the limitation set forth in Section 11.5 (Special, Indirect and Other Losses). Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(e)    Except to the extent necessary to confirm or enforce an award or as may be required by law, neither Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of the other Party. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(f)    The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

(g)    As used in this Section 14.9 (Dispute Resolution), the term “Excluded Claim” means a dispute, controversy or claim that concerns (i) the construction, scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

(h)    Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in a court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violation of Patents or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Sections 14.9(b) (Dispute Resolution) and 14.9(c) (Dispute Resolution).

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14.10    Baseball Arbitration. This Section 14.10 (Baseball Arbitration) shall apply to disputes arising under Section 13.3(b) (Effect of Termination) to be resolved by baseball arbitration. Baseball arbitration will be conducted by one (1) arbitrator who shall be reasonably acceptable to the Parties and who shall be appointed in accordance with the JAMS Rules. If the Parties are unable to select an arbitrator within [***], then the arbitrator shall be appointed in accordance with the JAMS Rules. Any arbitrator chosen under this Section 14.10 (Baseball Arbitration) shall have significant legal or business experience in the pharmaceutical industry, and shall not be a current or former employee or director, or a current or former shareholder of either Party or any of their respective Affiliates or any Sublicensee. Within [***] after the selection of the arbitrator, each Party shall submit to the arbitrator and the other Party a proposed resolution of the dispute that is the subject of the arbitration, together with any relevant evidence in support thereof (the “Proposals”). Within [***] after the delivery of the last Proposal to the arbitrator, each Party may submit a written rebuttal of the other Party’s Proposal and may also amend and re-submit its original Proposal. The Parties and the arbitrator shall meet within [***] after the Parties have submitted their final Proposals (and rebuttals, if any), at which time each Party shall have one (1) hour to argue in support of its Proposal. The Parties shall not have the right to call any witnesses in support of their arguments, nor compel any production of documents or take any discovery from the other Party in preparation for the meeting. Within [***] after such meeting, the arbitrator shall select one of the final Proposals so submitted by one of the Parties as the resolution of the dispute, but may not alter the terms of either final Proposal and may not resolve the dispute in a manner other than by selection of one of the submitted final Proposals. If a Party fails to submit a Proposal within the initial [***] time frame set forth above, the arbitrator shall select the Proposal of the other Party as the resolution of the dispute.

14.11    Performance by Affiliates. Each Party may perform its obligations and exercise any rights hereunder directly or indirectly through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.12    Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

14.13    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

14.14    Business Day Requirements. If any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission shall be deemed to require such notice or action or omission to be taken on the next occurring Business Day.

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14.15    English Language. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

14.16    Interpretation. All references in this Agreement to the singular include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article include all Sections, subsections and paragraphs in such Article, and references to any Section include all subsections and paragraphs in such Section. The word “including” and similar words mean “including without limitation”. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. The word “or” is used in the conjunctive sense (i.e., “and/or”), unless the context clearly requires otherwise. All references to days in this Agreement mean calendar days, unless otherwise specified. Except as otherwise specified herein, references to a person or entity are also to its permitted successors and assigns.

14.17    Further Assurances. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

14.18    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this LICENSE AND COLLABORATION AGREEMENT to be executed and entered into by their duly authorized representatives as of the Effective Date.

BENITEC BIOPHARMA LIMITED

By:_/s/ Megan Boston
Name: Megan Boston

Title: Executive Director, Benitec Biopharma Limited

BENITEC BIOPHARMA LIMITED

AXOVANT SCIENCES GMBH

By:_/s/ Sascha Bucher
Name: Sascha Bucher

Title: Director, Axovant Sciences GmbH

By: /s/Peter Francis

Name: Peter Francis

Title: Director, Benitec Biopharma Limited

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Exhibits and Schedules:

Exhibit A	Benitec Patents as of the Effective Date
Exhibit B    Profit-Based Royalties
Exhibit C    Scheduled Targets

Exhibit D	[***]
Appendix A    [***]
Exhibit E    Benitec Platform Patents
Exhibit 2.4    Technology Transfer Plan
Exhibit 3.5    [***]
Schedule 10.4(l)    Existing Agreements
Schedule 10.4(m)    Third Party Vendors

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Exhibit A    Benitec Patents as of the Effective Date

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Exhibit B    Profit-Based Royalties Terms

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Exhibit C    Scheduled Targets

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Exhibit D

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Appendix A to Exhibit D

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Exhibit E    Benitec Platform Patents

Genetic silencing

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Exhibit 2.4    Technology Transfer Plan

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Exhibit 3.5

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Schedule 10.4(l)    Existing Agreements

*Note: The following is a general summary only. Terms of agreements to be consulted for confirmation and specific details.*

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Schedule 10.4(m)    Third Party Vendors

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